Exhibit 10.3

 CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS

BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL,

AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

OSISKO BERMUDA LIMITED

and

METALS ACQUISITION CORP

and

METALS ACQUISITION LIMITED

and

METALS ACQUISITION CORP. (AUSTRALIA) PTY LTD

COPPER PURCHASE AGREEMENT

Dated as of March 20, 2023

( i )

( ii )

ADDENDA

Schedule A MINING PROPERTIES (WITH MAP OF STREAM PROPERTIES)

Schedule B CORPORATE STRUCTURE AND ORGANIZATION

Schedule C REPRESENTATIONS AND WARRANTIES OF SELLER PSA ENTITIES

Schedule D REPRESENTATIONS AND WARRANTIES OF PURCHASER

Schedule E MATERIAL CONTRACTS

Schedule F STREAM NPV PROCEDURES

Schedule G TRANSACTION SECURITY DOCUMENTS

Schedule H MONTHLY REPORT

Schedule I ACCESSION AGREEMENT

Schedule J ANNUAL COMPLIANCE CERTIFICATE

Schedule K CONDITIONS PRECEDENT

Schedule L CONDITIONS SUBSEQUENT

Schedule M EXISTING SECURITY

( iii )

COPPER PURCHASE AGREEMENT

THIS COPPER PURCHASE AGREEMENT dated as of March 20, 2023 (the “Signing Date”) between OSISKO BERMUDA LIMITED, an exempted company existing under the laws of Bermuda, as purchaser, METALS ACQUISITION LIMITED, a company incorporated under the laws of Jersey, as seller, METALS ACQUISITION CORP, a Cayman Islands exempted company, as seller, METALS ACQUISITION CORP. (AUSTRALIA) PTY LTD (ACN 657 799 758), a company existing under the laws of Australia, as a seller psa entity, and each other Person who from time to time accedes to this Agreement as a Seller PSA Entity.

RECITALS:

A.	Upon completion of the Merger of MAC with and into MAL, MAL will continue as the surviving company and thereby all undertaking, property and liabilities of MAC will vest in MAL including all Copper Stream Obligations;

B.	MAC Australia is a wholly owned Subsidiary of MAC and upon completion of the Merger will be a wholly-owned Subsidiary of MAL;

C.	Upon completion of the Acquisition Transaction, MAC Australia will own the legal and beneficial interest in all of the issued and outstanding Equity Securities in the capital of the Project Owner;

D.	The Project Owner is the sole legal and beneficial owner of the Stream Properties and the other Project Assets; and

E.	Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, an amount of Refined Copper equal to the Reference Copper, subject to and in accordance with the terms and conditions of this Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1	Definitions

As used in this Agreement, including the recitals and schedules hereto, the following terms have the following meanings:

“Abandonment” has the meaning set out in Section 6.13.

“Abandonment Property” has the meaning set out in Section 6.13.

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by Purchaser.

“Accession Agreement” means the accession agreement between the Project Owner and Purchaser substantially in the form attached as Schedule I to be executed in accordance with Section 3.4(2) and Schedule L.

“Account Bank Agreement” means:

(a)	in relation to the Initial Account Bank, the ‘account bank agreement’ to be entered into prior to the Closing Date and the accompanying document titled “conditions of consent to charge”; and

(b)	in relation to a replacement account bank, any other account bank agreement entered into between Seller and that replacement account bank in the form approved by Purchaser.

“Acknowledgement” means the acknowledgement and affirmation executed and delivered by MAL, and consented to by MAC Australia, pursuant to which MAL acknowledges and affirms that all undertaking, property and liabilities of MAC vested in MAL as the surviving company after the Merger and MAL has assumed all Copper Stream Obligations of MAC.

“Acquiror” has the meaning set out in the definition of “Change of Control”.

“Acquisition Finance Documents” means, collectively, the Silver Stream Documents, the Copper Stream Documents, the Senior Facility Agreement, the Mezzanine Debt Facility Agreement, the Glencore Royalty Deed, the Transaction Security Documents and all other agreements and documents to be entered into or delivered by the Seller Group Entities or any one of them in connection with the Senior Project Acquisition Facility, the Mezzanine Debt or the Glencore Royalty.

“Acquisition Transaction” means the consummation of the transactions contemplated by the SSA, including acquisition by MAC Australia of 100% of the issued share capital in the Project Owner.

“Adverse Impact” means any effect, event, occurrence, amendment or other change that, when taken together with all other effects, events, occurrences, amendments or other changes, is or would reasonably be likely to:

(a)	have a material adverse effect on: (i) the business, operation, property, condition (financial or otherwise) or prospects of the Seller PSA Entities taken as a whole; (ii) the ability of one or more of the Seller PSA Entities to perform its obligations under any of the Copper Stream Documents; (iii) the validity or enforceability of, or the effectiveness or ranking of the Security granted or purporting to be granted under any of the Copper Stream Security Documents or the rights or remedies of Purchaser under any of the Copper Stream Documents;

(b)	have a material adverse effect on the Project Owner’s ability to operate the Mine in accordance with the Mine Plan as in effect immediately prior to the occurrence of the Adverse Impact;

(c)	significantly decrease or delay the expected copper production from the Stream Properties or otherwise significantly decrease or delay the expected Reference Copper in each case based on the Mine Plan in effect at the time of the occurrence of such effect, event, occurrence, amendment or other change; or

(d)	result in a Trigger Event.

“Affiliate” means, in relation to any Person, any other Person controlling, controlled by, or under common control with such first mentioned Person.

“Agreement” means this Copper Purchase Agreement and all attached schedules, in each case as the same may be supplemented, amended, restated, modified or superseded from time to time in accordance with the terms hereof.

“Annual Compliance Certificate” means the certificate of the chief financial officer of Seller substantially in the form attached as Schedule J and confirming the matters set out therein.

“Anti-Corruption Laws” means, with respect to any Person, any law, judgment, order, executive order, decree, ordinance, rule or regulation of any Governmental Authority related to bribery or corruption binding on or affecting such Person or its property or operations including (i) the United States Foreign Corrupt Practices Act of 1977, as amended; (ii) the Criminal Code Act 1995 (Cth); (iii) the Corruption (Jersey) Law 2006; (iv) United Kingdom Bribery Act 2010; (v) the Corruption of Foreign Public Officials Act (Canada), as amended; (vi) sections 121 (Frauds on the Government) and 426 (Secret Commissions) of the Criminal Code (Canada); (vii) the OECD Convention of December 17, 1997 with respect to measures against corruption of foreign public officials and any OECD Guidelines or Action Statements with respect thereto; and (viii) any other applicable national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Terrorism Laws” means, with respect to any Person, any law, judgment, order, executive order, decree, ordinance, rule or regulation of any Governmental Authority related to anti money laundering, anti-terrorist financing, Sanctions and “know your client” laws binding on or affecting such Person or its property or operations including (i) the U.S. Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (United States), as amended; (iii) the United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001; (iv) the Bank Secrecy Act (United States), as amended; (v) the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth); (vi) the Suppression of Terrorism Act 1978 (Jersey) Order 19782; (vii) the Terrorism (Jersey) Law 2002; (viii) the Proceeds of Crime and Terrorism (Miscellaneous Provisions) (Jersey) Law 2014; (ix) the Sanctions and Asset Freezing (Jersey) Law 2019; (x) the Sanctions and Asset Freezing (Implementation of External Sanctions) (Jersey) Oder 2021; (xi) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); (xii) Parts II.1 (Terrorism) and XII.2 (Proceeds of Crime) of the Criminal Code (Canada); (xiii) regulations promulgated pursuant to the Special Economic Measures Act (Canada), (xiv) the United Nations Act (Canada), (xv) the Justice for Victims of Corrupt Foreign Officials Act (Canada), and (xvi) the Freezing Assets of Corrupt Foreign Officials Act (Canada) and all regulations and orders made pursuant to these statutes.

“Applicable Law” means any law, regulation, decision, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any Governmental Authority, including any judicial or administrative interpretation thereof, applicable to a Person or any of its properties, assets, businesses or operations.

“Approved Acquiror” means a Person that:

(a)	has sufficient financial resources and technical and operational capability to continue the mining operations and activities pertaining to or in respect of the Mine, the Stream Properties and the Mineral Processing Facilities in accordance with all Applicable Laws, the Mine Plan, the Authorisations and Good Practice Standards;

(b)	(i) is incorporated or organized (with a substantial presence), has its primary stock exchange listing, management headquarters and presence of substantial assets in the United States, Canada, Western Europe, Japan, Australia, Peru, Mexico, Brazil, Chile and South Africa or other jurisdictions with an equivalent rule of law environment and ability to enforce judgments, or (ii) is otherwise acceptable in the discretion of Purchaser; and

(c)	is not a Sanctioned Person.

For the purpose of this definition in order for a Person to have sufficient technical expertise, the Seller PSA Entities must demonstrate that such Person (together with its Affiliates) has the team, or will, following the Transfer or Change of Control, as applicable, have the team, with the proven ability and experience to develop and operate a copper mine and processing facility of comparable size and type to the Mine (such ability and experience to include the ability to provide operating oversight and have the expertise to manage the capital allocation decisions and technical evaluation for capital expansion projects); such requirement will be deemed to be satisfied if the operating team for the Mine following the completion of the Transfer or Change of Control, as applicable, materially remains the same as the operating team for the Mine prior to such Transfer or Change of Control.

“Approved Hedging” has the meaning set out in paragraph (b) in the definition of Permitted Secured Debt.

“Arbitration Rules” means the International Arbitration Rules of the International Centre for Dispute Resolution.

“Auditor’s Report” means a written report prepared by a national accounting firm in Australia that is independent of the Seller Group Entities and Purchaser, is mutually agreeable to the Parties and has experience and expertise in determining the quantity of copper mined, produced, extracted or otherwise recovered from mining projects, which report determines at a minimum the number of tonnes of Reference Copper that Purchaser was entitled to have received pursuant to this Agreement in respect of any period in dispute.

“Authorisation” means:

(a)	an authorization, consent, approval, resolution, licence (including each Water Licence), permit, order, concession, franchise, exemption, filing or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Authority intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Available Cash” means any amounts classified according to applicable IFRS as ‘Cash’ (which is held with an Acceptable Bank).

"Available Copper Deposit” means $75,000,000.

"Backstop Date” has the meaning given in Section 2A.1(3).

“Base Case Financial Model” means the excel document in a form and substance equivalent to that provided on the Closing Date comprising the reserves and resources position, business plan, production, operating and financial forecasts (including forecast capital expenditure and forecast revenues) of MAC Australia and its Subsidiaries from the Closing Date until the end of the currently forecast life of mine, or in relevant cases, such longer term as necessary to demonstrate compliance with any forward-looking financial covenants required under this Agreement and any Permitted Secured Debt referred to in paragraph (a) or (c) of the definition thereof, provided to Purchaser under Section 3.2, as updated annually and from time to time in accordance with this Agreement and for the purposes of evidencing that MAC Australia is permitted to increases the amount of hedging under the Approved Hedging.

“Base Interest Rate” means Term SOFR plus 12% per annum.

“Books and Records” means all books, records, invoices, data, documentation, weight, moisture and assay certificates, scientific and technical information, samples and other information relating to operations and activities with respect to the Mine, the Mining Properties and the mining, treatment, processing, milling, leaching, gravity, refining, concentrating and transportation of Minerals.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are open for general business in Sydney, London, Bermuda and Jersey.

“Buy-Down Effective Date” has the meaning set out in Section 2.9(1).

“Buy-Down Option” has the meaning set out in Section 2.9(1).

“Buy-Down Stream Percentage” means, as applicable, any of the Option 1 Threshold Stream Percentage, the Option 1 Tail Stream Percentage, the Option 2 Threshold Stream Percentage and the Option 2 Tail Stream Percentage.

“Buy-Down Threshold” means, as applicable, any of the Option 1 Threshold Quantity and Option 2 Threshold Quantity.

“Cambiate Equipment Supply Agreement” means the Cambiate equipment supply (loaders & trucks) agreement dated June 30, 2020 with Sandvik Mining and Construction Australia Pty Ltd relating to the Project.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within six months after the relevant date of calculation and issued by an Acceptable Bank;

(b)	bonds, debentures, stock, treasury bills, notes or any other security issued or guaranteed by the government of the United States of America, the Commonwealth of Australia or any government of any State or Territory of the Commonwealth of Australia, the United Kingdom, any member state of the European Economic Area or any Participating Member State (other than Portugal, Ireland, Greece or Spain) or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper (not convertible or exchangeable to any other security):

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, Australia, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within six months after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds (i) which have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) to the extent that investment can be turned into cash on not more than 30 days' notice;

(e)	overnight deposits held with an Acceptable Bank; or

(f)	any other debt security approved by the Senior Project Acquisition Facility lenders or agent thereunder,

in each case, to which MAC Australia is alone (or together with other Seller PSA Entities) beneficially entitled at that time and which is not issued or guaranteed by any Seller PSA Entity or subject to any Encumbrance (other than Encumbrance arising under the Acquisition Finance Documents).

“Cashflow Waterfall” means the order of payments that may be made from the Proceeds Account as set out in Part A (Pre-Enforcement Cashflow Waterfall) of Schedule 5 (Cashflow Waterfalls) of the Intercreditor Deed.

“Cement Supply Agreement” means the forward purchase agreement – supply of cement with a commencement date of 1 January 2022 between the Project Owner and East Coast Cement Pty Ltd ACN 603 062 497.

“Change of Control” of a Person means the consummation of any transaction, including any consolidation, arrangement, amalgamation, merger or demerger or any issue, Transfer or acquisition of voting shares, the result of which is that any other Person or group of other Persons acting jointly or in concert for purposes of such transaction (any such Person or group of Persons being referred to as the “Acquiror”): (i) becomes the beneficial owner, directly or indirectly, of 50% or more of the voting shares of such Person, measured by voting power rather than number of shares; or (ii) acquires control of such Person.

“Closing Date” has the meaning set out in Section 3.2(1).

“Closing Date Security Documents” means, collectively, the Holdco Guarantee, the Holdco Security Agreements and the Seller Security Agreements.

“Cobar Terminal Services Agreement” means the Cobar terminal services agreement dated 31 August 2021 between the Project Owner and Aurizon Port Services NSW Pty Ltd ACN 103 570 181.

“Code of Conduct” has the meaning set out in Section 6.15(1).

“Collateral” means all present and after acquired property and assets (whether real, personal or other and including Equity Securities and the Project Assets) of the Seller PSA Entities in which charges, mortgages, assignments by way of security or security interests are granted or purported to be granted pursuant to the Security Documents but excluding the Excluded Shares.

“Commingling Plan” has the meaning set out in Section 1.1(2).

“Commitment Documents” means the backstop financing commitment letter dated December 27, 2022 between Seller and Purchaser, including the term sheet attached thereto as Exhibit A.

“Compensation Plan” has the meaning set out in Section 1.1(2).

“Comprehensively Sanctioned Country or Territory” means a country or territory that is, or whose government is, the subject of Sanctions, including the Crimea Region of Ukraine, the Democratic Republic of North Korea, the Donetsk People’s Republic, the Luhansk People’s Republic, Cuba, Iran, Sevastopol, Sudan, Syria and Russia.

"Completion" has the meaning given in the SSA, as in effect on the date hereof.

“Confidential Information” has the meaning set out in Section 5.6(1).

“Consent Deed” means a consent deed in a form acceptable to Purchaser (acting reasonably) in relation to the attachment of the Security to the following:

(a)            the Diesel Supply Agreement;

(b)            the Cement Supply Agreement; and

(c)            any other Material Contract which Purchaser determines (acting reasonably) requires consent to the Security attaching to it or any property in connection with it.

“Consultancy Services Umbrella Agreement” means the umbrella agreement - consultancy services" dated 8 February 2021 between the Project Owner and Golder Associates Pty Ltd ACN 006 107 857.

“Contingent Copper Payments” means, collectively (i)  the unsecured, subordinated payment of up to US$75,000,000 deferred consideration payable by MAL to Glencore Operations Australia Pty Limited under the SSA payable if, over the life of the Project, the average daily LME closing price of copper is greater than US$9,370 per metric tonne for any rolling 18 month period (starting at Completion), and (ii) the unsecured, subordinated payment of up to US $75,000,000 deferred consideration payable by the Company to Glencore Operations Australia Pty Limited under the SSA payable if, over the life of the mine, the average daily LME closing price of copper is greater than US$9,920 per metric tonne for any rolling 24 month period (commencing at Completion);

“control” means the right, directly or indirectly, to direct or cause the direction of the management of the business or affairs of a Person, whether by ownership of securities, by contract or otherwise (including by way of entitlement to nominate a majority of the directors of such entity); and “controls”, “controlling”, “controlled by” and “under common control with” have corresponding meanings.

“Cooling Plant Agreement” means the wet equipment hire contract dated 6 September 2019 between the Project Owner and Aggreko Generator Rentals Pty Ltd ACN 001 991 457.

"Copper Backstop Notice” has the meaning set out in Section 2A.1(2).

“Copper Cash Price” means 4% of the Copper Market Price.

“Copper Deferral Option Period” has the meaning set out in Section 2.10(1).

“Copper Market Price” means, with respect to any day, the per tonne cash settlement price as quoted in US dollars by the LME for Grade A copper on such day or the immediately preceding day if such day is not a trading day; provided that, if for any reason the LME is no longer in operation or if the per tonne price of copper is not calculated on behalf of or confirmed, acknowledged by, or quoted by the LME, the Copper Market Price shall be determined in a manner endorsed by the LME, failing which the Copper Market Price will be determined by reference to the per tonne price of copper on another commodity exchange satisfactory to Purchaser, acting reasonably.

“Copper Purchase Price” has the meaning set out in Section 2.5(1).

“Copper Stream Documents” means, collectively, this Agreement, the Guarantees, the Copper Stream Security Documents, the Intercreditor Deed, the Accession Agreement, the Acknowledgement, the Subordination Deed, the Tripartite Deeds, the Consent Deeds, the Account Bank Agreement and each other agreement, document, instrument or certificate delivered for the benefit of Purchaser pursuant to or otherwise in connection with any of this Agreement, the Guarantees, the Copper Stream Security Documents, the Intercreditor Deed, the Accession Agreement, the Acknowledgement, the Subordination Deed, the Tripartite Deeds, the Consent Deeds and any other agreement designated from time to time by Purchaser and Seller as a “Copper Stream Document” for purposes of the Guarantees and the Copper Stream Security Documents.

“Copper Stream Obligations” means all indebtedness, liabilities and other obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable or to be performed by any Seller Group Entity to Purchaser under, in connection with or pursuant to the Copper Stream Documents.

“Copper Stream Percentage” has the meaning set out in Section 2.8(1) and, for the avoidance of doubt, includes the First Stream Percentage, the Second Threshold Stream Percentage, the Tail Stream Percentage and any Buy-Down Stream Percentage, as applicable.

“Copper Stream Security Documents” means, collectively, the agreements itemized in Part I of Schedule G and all other assignments, deeds of trust, mortgages, control agreements, pledges and other security agreements pursuant to which a Seller Group Entity grants to Purchaser mortgages, charges, assignments by way of security, pledges and/or security interests in all or some of its present and after acquired property as security for the Copper Stream Obligations and “Copper Stream Security Document” means any of the Copper Stream Security Documents

“Corporations Act” means the Corporations Act 2001 (Cth) (Australia).

“Date of Delivery” has the meaning set out in Section 2.3(2).

“Deposit” means the amount equal to the Available Copper Deposit multiplied by the Elected Deposit Percentage.

“Deposit Reduction Date” means the date on which the Uncredited Deposit is reduced to nil in accordance with this Agreement.

“Derivative Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price including Hedging Contracts.

“Diesel Supply Agreement” means the diesel supply agreement dated 7 September 2012 between the Project Owner and Glencore Singapore Pte Ltd ABN 42 883 745 924

“Disclosing Party” has the meaning set out in Section 5.6(1).

“Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by Seller to Purchaser with this Agreement.

“Dispute” means any and all questions, claims, controversies, or disputes arising out of or relating to the validity, construction, interpretation, meaning, performance, effect or breach of any one or more of this Agreement and any Copper Stream Document, or the rights and liabilities arising hereunder or thereunder.

“Dispute Notice” has the meaning set out in Section 9.4(1).

“Distribution” means with respect to any Seller PSA Entity:

(a)	the retirement, redemption, retraction, purchase or other acquisition by such Person of any Equity Securities of such Person;

(b)	the declaration or payment by such Person of any dividend, return of capital or other distribution (in cash, securities, other property or otherwise) of, on or in respect of, any Equity Securities of such Person or any other payment or distribution of any kind to its direct or indirect securityholders;

(c)	any other payment or distribution (in cash, securities, other property, or otherwise) by such Person of, on or in respect of, its Equity Securities;

(d)	any payment, repayment, redemption, repurchase or acquisition by such Person of, or on account of, Subordinated Intercompany Debt or any other Financial Indebtedness subordinate to the Copper Stream Obligations, including any payment on account of principal, interest, bonus, premium, make-whole or otherwise; and

(e)	any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or gratuity, to any Affiliate of such Person or to any director or officer thereof, excluding, for greater certainty, employment compensation in the ordinary course of business.

“Distribution Account” means the account held with the Initial Account Bank and styled ‘Distribution Account’ and any replacement bank account with a replacement bank that is an Acceptable Bank and acceptable to Purchaser and agreed between Seller and Purchaser to be the Distribution Account.

“EBITDA” means for any period, the total consolidated operating income of MAC Australia and its Subsidiaries for that period as stated in MAC Australia’s financial statements before interest and taxation and:

(a)	after adding back any amount attributable to the amortization, depreciation or impairment charges and any unrealized gains or losses in respect of any Derivative Transactions other than any Derivative Transactions entered into in accordance with the Approved Hedging;

(b)	excluding any exceptional, one off, non-recurring or extraordinary items which represent gains or losses including those arising on:

(i)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(ii)	disposals, revaluations or impairment of non-current assets; and

(iii)	disposals of assets associated with discontinued operations,

on the basis that the closing out of any Derivative Transactions is not an item of an unusual or non-recurring nature for these purposes;

(c)	excluding any upward or downward adjustment of any non-cash provision during that period; and

(d)	excluding unrealised mark-to-market gains and losses under any Derivative Transaction entered into in accordance with the Approved Hedging.

“Elected Deposit Percentage” has the meaning set out in Section 2A.1(2).

“Encumbrances” means all mortgages, charges, assignments (including by way of security), hypothecs, pledges, security interests, liens, movable assets securities, trusts, easements, restrictions, patent or other reservation in minerals, royalty claims, and other encumbrances and adverse claims of every nature and kind, including any “security interest” as defined in sections 12(1) or (2) of the PPSA.

“Environmental Laws” mean Applicable Laws relating to pollution or protection of the environment or any natural resource, archaeological preventive programs or occupational or public health or safety, including Applicable Laws relating to emissions, discharges, or releases of Hazardous Substances (whether ordinary, industrial, toxic or hazardous) or wastes into the environment (including ambient air, atmosphere, fauna, flora, surface water, ground water, aquifers, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, management, treatment, storage, disposal, transport or handling of Hazardous Substances (whether ordinary, industrial, toxic or hazardous) or wastes, which are applicable to the Mine, the Project Assets or the other assets owned, controlled or managed by the Project Owner or to the activities at any time of the Project Owner.

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.

“Event of Default” has the meaning set out in Section 9.1.

“Excluded Shares” means the issued and outstanding shares held by Seller in the capital of MAC AU 1 Pty Ltd (ACN 665 573 875), MAC AU 2 Pty Ltd (ACN 665 574 167), MAC AU 3 Pty Ltd (ACN 665 574 210) and MAC AU 4 Pty Ltd (ACN 665 574 327) so long as the Persons issuing such shares have no direct or indirect interest in the Project Owner or the Project Assets.

“Excluded Taxes” means with respect to Purchaser, income or franchise Taxes imposed on (or measured by) its taxable income by Bermuda, or by the jurisdiction under the Applicable Law of which such recipient is organized or in which its principal office is located.

“Financial Indebtedness” means, with respect to any Person, any indebtedness for or in respect of:

(a)	moneys borrowed and any debit balance at any financial institution;

(b)	any amount raised by acceptance under any acceptance credit, bill acceptance or bill endorsement facility or dematerialised equivalent;

(c)	any amount raised under any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a balance sheet liability (other than any liability in respect of a lease or hire purchase contract which would, in accordance with IFRS in force before 1 January 2019, have been treated as an operating lease);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any redeemable shares where the holder has the right, or the right in certain conditions, to require redemption;

(g)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(h)	excluding the Contingent Copper Payments, consideration for the acquisition of assets or services payable more than 90 days after acquisition;

(i)	any Derivative Transaction (and, when calculating the value of any Derivative Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Derivative Transaction, that amount) shall be taken into account);

(j)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) – (j) above.

“FIRB Requirements” means (i) the Treasurer of the Commonwealth of Australia ("Treasurer") (or the Treasurer’s delegate) has provided a written no objections notification to the entry by Purchaser into the ‘Proposed Transaction’ as that term is defined within Purchaser’s application to the Treasurer dated 9 March 2023 for the purposes of Part 2, Divisions 2 and 3 of the Foreign Acquisitions and Takeovers Act 1975 (Cth) (the “FIRB Application”) either without conditions or with conditions acceptable to Purchaser (acting reasonably) or (ii) following the FIRB Application having been given by Purchaser to the Treasurer, under the Foreign Acquisitions and Takeovers Act 1975 (Cth) the Treasurer has ceased to be empowered to make any order under Part 3 of that Act because the applicable time limit on making orders and decisions under that Act has expired.

"First Buy-Down Amount” means $40,000,000.

“First Stream Percentage” has the meaning set out in Section 2.8(1).

“Five Year Anniversary Date” means the date that is the fifth (5th) anniversary of the Closing Date.

“Freehold Properties” means each freehold property held by the Project Owner listed in Part II of Schedule A.

“Funds Flow Statement” has the meaning set out in paragraph (ee) of Schedule K.

“Glencore Offtake Agreement” means the offtake agreement to be entered on or prior to the Closing Date between Glencore International AG, as buyer, and the Project Owner, as seller, with respect to purchase of copper concentrate from the Mine.

“Glencore Royalty” means the 1.5% net smelter return royalty on the Royalty Area (as defined therein) granted by the Project Owner to Glencore Operations Australia Pty Limited in connection with the Acquisition Transaction pursuant to the Glencore Royalty Deed.

“Glencore Royalty Deed” means the royalty deed to be entered into on or before the Closing Date between the Project Owner as grantor, Seller as guarantor and Glencore Operations Australia Pty Limited, as grantee.

“Good Practice Standards” means, in relation to the business of mining (including all relevant disciplines pertaining thereto, such as metallurgy, processing, engineering, environmental and governance matters, relations with community and indigenous peoples and other social matters), the exercise of that degree of skill, care, prudence, operational and financial foresight and operating practice which would reasonably and ordinarily be expected from a skilled and experienced person engaged in the same type of undertaking as the Project Owner under the same or similar circumstances, with the exercise of skill, care, prudence, operational and financial foresight and operating practices to be substantially in accordance with recognised best practices in the mining industry in Australia.

“Governmental Authority” means any government or any governmental, semi-governmental or judicial entity or authority, including any self-regulatory organisation established under statute or any stock exchange.

“GST Law” means the same as ‘GST law’ means in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“Guarantees” means, collectively, the Holdco Guarantee and the Project Owner Guarantee.

“Haulage Agreement” means the rail haulage services agreement dated on or around 1 December 2009 and as varied on 1 December 2015 and 8 September 2020 between the Project Owner and Qube Logistics (Rail) Pty Ltd ACN 082 313 415 (formerly South Spur Rail Services Pty Ltd).

“Hazardous Substance” means any substance or a composition that contains one or more substances (a) whose characteristics pollute or damage the environment or any natural resource, (b) which is dangerous or poses a risk to the life or health of any human, including those substances with proven acute or chronic toxicity and other damaging effects, or (c) which is defined or otherwise regulated under any Environmental Law.

"Hedge Counterparty” means any person which is, or has become, a party to the Senior Security Trust Deed as a Hedge Counterparty in accordance with the Senior Security Trust Deed and to the Intercreditor Deed as a Hedge Counterparty in accordance with the Intercreditor Deed.

“Hedging Contracts” means any any master agreement, confirmation, schedule or other agreement entered into or to be entered into by Seller and a Hedge Counterparty for the purpose of hedging only the types of liabilities and/or risks in relation to one or more commodities, currencies, interest, securities or other matters, including commodity futures trading, forward sale and/or purchase contracts, spot-deferred contracts, option contracts or trading, metals trading, precious metal loans, fixed price offtake agreements or other exchange, swap, forward, cap, collar, floor, option or other hedging or similar agreement or any combination thereof, or any other similar transactions.

“Holdco Guarantee” has the meaning set out in Section 7.1(1).

“Holdco Security Agreements” has the meaning set out in Section 7.1(1).

“IFRS” means the International Financial Reporting Standards applied in accordance with generally accepted accounting principles, standards and practices in Australia.

“Immaterial Mining Properties” means any one of the following assets:

(a)	Exploration Lease 6907 (EL 6907) and Exploration Lease 6223 (EL 6223);

(b)	obsolete or redundant vehicles, plant and equipment,

(c)	leasehold interests in, or licences of, residential property to employees of the Borrower or Target in the ordinary course of business; and

(d)	other Mineral Facilities disposed of in the ordinary course of business that are not reasonably required for, or useful in connection with, the operation of the Project in accordance with the then current Mine Plan.

“including” or “includes” means including without limitation or includes without limitation.

“Initial Account Bank” means Citibank N.A., Sydney Branch.

“Initial Technical Report” means the independent technical report summary dated May 13, 2022 prepared by Behre Dolbear Australia Pty Ltd in accordance with SEC Regulation S-K Technical Report Summary requirements in respect of CSA Copper Mine – New South Wales – Australia.

“Initial Term” has the meaning set out in Section 4.1.

“Insolvency Event of Default” means any one of the following events:

(a)	a Seller PSA Entity or so long as any Permitted Secured Debt is outstanding, any other Seller Group Entity:

(i)	is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due;

(ii)	suspends making payments on any of its debts;

(iii)	is bankrupt or any applications are made, proceedings are commenced or other steps taken to for it to be declared bankrupt under Applicable Law or any step is taken by it to participate in a scheme of arrangement under Part 18A of the Companies (Jersey) Law 1991; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or

(b)	a moratorium is declared in respect of any indebtedness of any member of the Seller Group Entities;

(c)	any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, liquidation, striking off, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Seller PSA Entity or other Seller Group Entity other than the Merger, a solvent liquidation or reorganisation of any member of the Seller Group Entities which is not a Seller PSA Entity except an application made to a court for the purpose of winding up such a Person which is disputed by a Seller PSA Entity or other relevant Seller Group Entity acting diligently and in good faith and dismissed within 14 Business Days; or

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Seller PSA Entity or other Seller Group Entity; or

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of member of the Seller Group Entities which is not a Seller PSA Entity), receiver, administrative receiver, administrator, restructuring officer, compulsory manager or other similar officer in respect of any Seller PSA Entity or other Seller Group Entity or any of its assets except on application made to a court for the purpose of appointing such a Person which is disputed by a Seller PSA Entity or other relevant Seller Group Entity acting diligently and in good faith and dismissed within 14 Business Days; or

(iv)	enforcement of any Encumbrance over any assets of any member of the Seller Group Entities;

or any analogous procedure or step is taken in any jurisdiction; or

(d)	any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Seller PSA Entity having an aggregate value equal to or greater than US$10,000,000.

“Intercreditor Deed” means the intercreditor deed to be dated before the Closing Date between Seller, MAC Australia, the Senior Security Trustee, Citisecurities Limited as senior agent, Citibank, N.A., Sydney Branch, Bank of Montreal, National Bank of Canada and The Bank of Nova Scotia as senior lenders, Citibank N.A., Sydney Branch as hedging counterparty, Sprott Resource Lending Corp. as mezzanine security trustee, Sprott Resource Lending Corp. as mezzanine note agent, Sprott Private Resource Lending II (Collector-2), LP as mezzanine noteholder, Purchaser as silver streamer and copper streamer and Glencore Operations Australia Pty Limited as NSR holder.

“IRR Amount” means an amount calculated upon the occurrence of an Event of Default and termination of this Agreement equal to (i) the sum of the Deposit and a per annum percentage return on the Deposit equal to (x) [***] from the Closing Date to the date of the occurrence of such Event of Default, and (y) [***] from the date of the occurrence of such Event of Default to the date of indefeasible payment in full of the Copper Stream Obligations, less (ii) the net value of Refined Copper delivered to Purchaser under this Agreement where the net value of Refined Copper delivered hereunder is the Copper Market Price of such Refined Copper on the day immediately prior to the Date of Delivery of such Refined Copper less the Copper Cash Price paid by Purchaser on account of such Refined Copper.

“ITSA” means an indirect tax sharing agreement which:

(a)	satisfies the requirements of section 444-90 of the Taxation Administration Act 1953 (Cth); and

(b)	covers all group liabilities of the GST Group (as defined in the GST Law) to which a Seller PSA Entity or the Project Owner is a member;

“Jersey Companies Law” means the Companies (Jersey) Law 1991;

“Jersey Consent Letter” means a consent letter (in the form acceptable to Purchaser) executed by any party granting a Copper Stream Security Document governed by the laws of Jersey, consenting to the registration of a financing statement on the SIR, in respect of the security interest to be created pursuant to such Copper Stream Security Document;

“JORC Code” means the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves prepared by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Minerals Council of Australia, as amended.

“Judgment Currency” has the meaning set out in Section 10.6.

"Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, liquidation, reorganisation, moratoria, administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitations laws, the possibility that an undertaking to assume liability for or indemnity of a person against non-payment of stamp duty may be void and defences of set-off or counterclaim; and

(c)	any other matters which are set out as qualification as to matters of law in any legal opinions to be given to Purchaser in connection with this Agreement.

"Less Key Material Contracts” means the contracts listed under that heading in Schedule E and any replacements thereof.

“LME” means the London Metal Exchange or any successor exchange agreed between Purchaser and Seller.

“LME Warrants” means, in respect of Refined Copper, a bearer document of title recognized by the LME and representing 25 tonnes (+/- 2%) of Refined Copper held in a LME approved warehouse located in a Permitted Warehouse Location.

“Losses” means all claims, demands, proceedings, fines, losses, damages, liabilities, obligations, deficiencies, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties, judgment and amounts paid in settlement of any demand, action, suit, proceeding, assessment, judgment or settlement or compromise), including any Taxes payable in respect thereof, including the value or change in value of past, current or future required or expected deliveries of copper hereunder (including any decline in value of any copper that is not delivered when due), in connection with or in respect of any breach or default by the other Party.

“MAC” means Metals Acquisition Corp, a Cayman Islands exempted company.

“MAC Australia” means Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758), a company existing under the laws of Australia and its successors and permitted assigns.

“MAL” means Metals Acquisition Limited, a company incorporated under the laws of Jersey.

“Material Contracts” means, collectively, (i) each agreement set forth in Schedule E and any replacements thereof, (ii) any contract or agreement entered into by a Seller Group Entity and that is material to the construction, development, operation or ownership of the Mine or that would have an Adverse Impact if it was terminated or suspended or any party thereto failed to perform its obligations thereunder; and (iii) any document entered into for the purposes of varying, novating, supplementing, extending, replacing or restating any of the agreements referred to in above paragraphs (i) or (ii).

“Merger” means the merger of MAC with and into MAL pursuant to Part 18B of the Companies (Jersey) Law 1991, as amended, and Part XVI of Companies Act (As Revised) of the Cayman Islands pursuant to which MAL continues as the surviving company and all undertaking, property and liabilities of MAC vest in MAL.

“ME Supply Contract” means the mobile equipment supply contract (supply of capital equipment and associated services) dated 30 June 2020 between Mount Isa Mines Limited ACN 009 661 447 (acting in its personal capacity and as agent for the Project Owner and Ernest Henry Mining Pty Ltd ACN 008 495 574) and Sandvik Mining and Construction Australia Pty Ltd ACN 003 771 382

“Mezzanine Debt” means the subordinated term loan facility in the aggregate principal amount of US$135,000,000 pursuant to the Mezzanine Debt Facility Agreement.

“Mezzanine Debt Facility Agreement” means the loan note subscription agreement dated March 10, 2023 between MAL, MAC Australia as borrower, the Seller as guarantors, Sprott Private Resource Lending II (Collector-2), LP, as mandated lead arranger and bookrunner and original lender, and Sprott Resource Lending Corp. as agent and security trustee.

“Mine” means the CSA Copper Mine located in Cobar Basin in New South Wales, Australia, which is comprised of and covers, inter alia, the Stream Properties and the other Project Assets.

“Mine Data” has the meaning set out in Schedule C.

“Mine Plan” means, at any time, the comprehensive operating plan as described in the Initial Technical Report and including the primary life of mine financial assumptions as detailed in the Base Case Financial Model, as each may be amended or updated at such time in accordance with this Agreement.

“Mineral Facilities” means all buildings, improvements, structures, systems, fixtures, plant, machinery, tools and other personal property at any time used or intended for use in connection with or incidental to the exploration, mining, storage, transporting and processing of Minerals, and all facilities and infrastructure associated with the Project (including all Mineral Processing Facilities).

“Mineral Processing Facilities” means any crusher, mill, ore concentrator, processing plant, smelter, refinery or other processing facility owned or operated by any Seller Group Entity located on the Stream Properties and at which Minerals are processed.

“Minerals” means any and all ore and marketable metal bearing material or product in whatever form or state (including Produced Copper) that is mined, produced, extracted or otherwise recovered or derived from the Stream Properties, including any such material or product derived from any processing or reprocessing of any tailings, stockpiles, waste rock or other waste products originally derived from the Stream Properties, and including ore and any other products requiring further milling, processing, smelting, refining or other beneficiation of Minerals, including Saleable Products.

“Minimum Lot Size” has the meaning set out in Section 2.7.

“Mining Properties” means all right, title and interest both present and future in, under or derived from:

(a)	the Tenements, the Freehold Properties, the Project Leases and all other documentation and agreements under which a Seller PSA Entity or any Affiliate thereof derives the right to conduct mining or exploration for Minerals at the Mine or otherwise forming part of or used in connection with the Project, including the Stream Properties;

(b)	the Project Area, including any title to or interest in land in a Project Area now or at a later time held by any Seller PSA Entity or any Affiliate thereof;

(c)	all Authorisations in relation to the Project; and

(d)	all Mineral Facilities;

whether any of the foregoing in above paragraphs (a), (b), (c) and (d) is acquired or obtained before or after the date of this Agreement.

“Mining Rights” means any mining claims, mining leases, mineral claims, mining concessions, mineral concessions, exploration permits or licenses, mining licenses, forms of mineral tenure or other rights to Minerals or to access and work upon lands, such as ownership and ancillary rights, surface rights, leasing agreements, lands temporal occupation agreements or otherwise, for the purpose of exploring, exploiting or benefiting Minerals, under the terms of Applicable Laws, whether contractual, statutory or otherwise, or any interest therein whether now owned or hereafter acquired, including the Principal Tenements. “Mining Rights” includes any amendments, relocations, adjustments, resurvey, additional locations, consolidation, derived rights or conversions of, or any renewal, replacement, amendment or other modification or extensions of any of the foregoing.

“Monthly Report” means a written report, in relation to any calendar month, in substantially the form attached as Schedule H detailing:

(a)	the tonnages and head grades of ore mined and tonnages of waste mined and tonnages and head grades of both the ore mined and stockpiled, from the Stream Properties during such calendar month;

(b)	the tonnages and grades of ore processed from the Stream Properties at the Mineral Processing Facilities during such calendar month;

(c)	with respect to any Mineral Processing Facilities, the types of Saleable Products produced, tonnages, weights and concentrate grades during such calendar month and the resulting recoveries, including the metallurgical balances for gravity circuit (if applicable), flotation of concentrate, CN leaching of concentrate or tailings, or any other process that results in Produced Copper;

(d)	the number of tonnes of copper contained in the Saleable Product produced during such calendar month;

(e)	the weight and grade of any Saleable Product delivered or shipped offsite during such calendar month;

(f)	the weight and grade of any Saleable Product contained in any Offtaker Delivery during such calendar month;

(g)	the number of tonnes of copper contained in each Offtaker Delivery in respect of which an Offtaker Payment was received during that calendar month, prior to any Offtaker Charges or payable rates;

(h)	the tonnes of Payable Copper and Reference Copper for that calendar month by Offtaker Delivery;

(i)	a reconciliation between (g) and (h), including details regarding payable rates and provisional percentages;

(j)	end of month stockpile of Saleable Product (tonnage, moisture content and grade) not yet subject to an Offtaker Delivery;

(k)	inventory of Saleable Product in process whether in solids or solution as well as the measured process plan stream copper grades and reported copper grades of process plant streams to the extent used in determining the metallurgical plant balance;

(l)	inventory for Saleable Product which has been delivered to an Offtaker, but for which an Offtaker Payment has not yet been made (or if made, no Refined Copper in respect thereof have yet been delivered to Purchaser);

(m)	a statement listing all invoices relating to Offtaker Payments, indicating whether provisional or final, and including (A) invoice number, (B) lot designation if applicable, (C) weights, (D) copper grades of any product, and (E) Payable Copper and Reference Copper, received during such calendar month;

(n)	the most recent update to the forecast of production of copper or Payable Copper and Reference Copper to the extent such forecast has been updated by any Seller Group Entity from the forecast most recently provided to Purchaser, and the related assumptions as set out in Section 5.1(2)(c) to the extent also updated;

(o)	details of the Offtake Agreements, specifying the type of product and annual quantity being sold to each Offtaker; such information to be provided whenever any new Offtake Agreement is entered into or whenever changes to any existing Offtake Agreement are made;

(p)	the type as well as expected weight, expected copper grade of any product scheduled to be shipped in the following month along with the expected Offtaker Payment date; and

(q)	such other information in respect of copper as may be reasonably requested by Purchaser.

“Native Title Claim” means any application, claim or entitlement, (whether arising by statute or otherwise) of any indigenous Person or traditional owner to any estate or interest in land by which that Person or owner is applying for or claiming or has that estate or interest in land because that Person is indigenous, is a traditional owner or otherwise has a relationship with the land including any application, claim, right or entitlement under the Native Title Act 1993 (Cth) or any analogous legislation.

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, or any successor instrument, rule or policy.

“OFAC” means The Office of Foreign Assets Control of the US Department of the Treasury.

“Offtake Agreement” means the Glencore Offtake Agreement and any other agreement or contract entered into by a Seller Group Entity with an Offtaker, or pursuant to Applicable Law, or other arrangement or requirement, that relates in any way to: (i) the sale of Minerals to an Offtaker; (ii) the delivery of the entitlement to, or the benefit of, Minerals to an Offtaker; or (iii) the smelting, refining or other beneficiation of Minerals by an Offtaker for the benefit of a Seller Group Entity.

“Offtake Sales Documents” means such documents as are prepared or produced in connection with sale or transfer of Minerals to an Offtaker, including the provisional and final settlement sheets, provisional and final invoices, metals return statements, credit notes, bills of lading, and any and all certificates and other documentation prepared or produced for or by the relevant Offtaker, including certificates for final shipped moisture content and final analyses and assays evidencing the amount of Minerals, including the quantity of copper and any other metal contained therein, delivered to the Offtaker.

“Offtaker” means (i) any Person that is not a Seller Group Entity that purchases Minerals from a Seller Group Entity or is the recipient of the entitlement to, or benefit of, Minerals from a Seller Group Entity (including where a Governmental Authority levies a Tax payable by way of delivery of Minerals or otherwise obtains Minerals from a Seller Group Entity); or (ii) any Person that takes delivery of Minerals for the purpose of smelting, refining or other beneficiation of such Minerals for the benefit of a Seller Group Entity.

“Offtaker Charges” means any refining charges, treatment charges, penalties, insurance charges, transportation charges, settlement charges, weight franchise charges, financing charges or price participation charges, royalties or royalty type payments, or other charges, penalties or deductions that may be charged or levied by an Offtaker, regardless of whether such charges, penalties or deductions are expressed as a specific metal deduction, as a recovery rate, a percentage or otherwise.

“Offtaker Delivery” means the delivery of Minerals to an Offtaker or the transfer of the entitlement to or benefit of Minerals to an Offtaker, which for greater certainty shall not include any deliveries of Minerals to Persons subsequent to the first Offtaker acquiring such Minerals.

“Offtaker Payment” means (i) with respect to (A) Minerals purchased by an Offtaker from a Seller Group Entity, or (B) Minerals the entitlement to, or benefit of which, is received by an Offtaker from a Seller Group Entity, the receipt from and after the Closing Date by a Seller Group Entity of payment or other consideration (including any LME Warrants) from the Offtaker in respect of any Minerals, or if no such consideration is applicable, the delivery of the Minerals (or ownership of the Minerals) to such Offtaker (or to the direction of such Offtaker); and (ii) with respect to Minerals refined, smelted or otherwise beneficiated by an Offtaker on behalf of a Seller Group Entity, the receipt from and after the Closing Date by a Seller Group Entity of any Refined Copper in accordance with the applicable Offtake Agreement.

"Option 1 Tail Stream Percentage” means 1.5%.

"Option 1 Threshold Stream Percentage” means 3.25%.

"Option 1 Threshold Quantity” means 23,900 tonnes of Refined Copper.

"Option 2 Tail Stream Percentage” means 1.875%.

"Option 2 Threshold Stream Percentage” means 4.0625%.

"Option 2 Threshold Quantity” means 28,450 tonnes of Refined Copper.

“Original Financial Statements” means:

(a)	in relation to the Project Owner, its audited financial statements for the financial years ended 31 December 2020, 31 December 2021 and 31 December 2022; and

(b)	in relation to MAC, its audited financial statements for its financial years ended 31 December 2020, 31 December 2021 and 31 December 2022.

"Original Threshold Quantity” means 33,000 tonnes of Refined Copper.

“Other Minerals” means ores or other minerals mined, produced, extracted or otherwise recovered from properties that are not one of or do not constitute part of the Stream Properties, whether such properties are owned by Seller Group Entities or otherwise.

“Parties” means the parties to this Agreement.

“Payable Copper” means 96.2% of the Produced Copper (prior to any deduction in respect of any Offtaker Charges) contained in any Offtaker Delivery.

"Perfection Requirements” means the making or procuring of the appropriate perfection, stamping, endorsements, notarisations, notifications, Authorisations and registration requirements of or with respect to the Transaction Security Documents and or the security interest created under them.

"Permitted Disposal” means any sale, lease, licence, bailment, transfer or other disposal (a “Disposal”) which is on arm’s length terms:

(a)	of Minerals by the Project Owner to an Offtaker pursuant to an Offtake Agreement;

(b)	of assets (other than Equity Securities or Mining Properties) by the Project Owner in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(c)	of Immaterial Mining Properties by the Project Owner;

(d)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(e)	of equipment by the Project Owner, in connection with, or for the purpose of, such assets then continuing to be used by the Project Owner under a lease back or hire purchase contract, so long as the net book value (when aggregated with the net book value of all such Disposals) does not exceed US$30,000,000 (or its equivalent) in total;

(f)	with Purchaser’s prior written consent,

so long as, in each case, no Event of Default is subsisting on the date of such Disposal or would occur as a result of such disposal, and such Disposal would not have, or could not reasonable be expected to have, an Adverse Effect.

“Permitted Encumbrances” means:

(a)	any lien arising by operation of law and in the ordinary course of trading so long as the debt it secures is paid when due or contested in good faith and appropriately provisioned;

(b)	any reservations, or exceptions contained in the original grants of land or by applicable statute or the terms of any lease in respect of any Mining Properties, or comprising the Mining Properties which do not materially detract from the value of, or materially impair the use of, the Mining Properties for the purpose of conducting and carrying out mining operations thereon;

(c)	minor discrepancies in the legal description or acreage of or associated with the Mining Properties or any adjoining properties which would be disclosed in an up to date survey and any pre-existing registered easements and pre-existing registered restrictions or pre-existing covenants that run with the land, in either case which do not materially detract from the value of, or materially impair the use of, the Mining Properties for the purpose of conducting and carrying out mining operations thereon;

(d)	Encumbrances on cash and Cash Equivalent Investments granted by a Seller PSA Entity to a Governmental Authority to secure performance of statutory obligations or regulatory requirements (including reclamation obligations) under Applicable Law;

(e)	rights of way for, or reservations of rights of others for, sewers, water lines, gas lines, electric lines, telegraph and telephone lines, and other similar utilities, or zoning by-laws, ordinances, surface access rights or other restrictions as to the use of the mining licenses comprising the Project Assets, which do not in the aggregate materially detract from the use of such mining licenses for the purpose of conducting and carrying out mining operations thereon;

(f)	any rights of expropriation, access or user or other similar such rights conferred or vested on public authorities, provided they are not exercised against any Seller PSA Entity or its assets, or if exercised, do not materially detract from the value;

(g)	any Encumbrance arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Project Owner in the ordinary course of trading and on the supplier's standard or usual terms (or on terms more favourable to the Project Owner) so long as any such Encumbrance is limited to the specific asset that has been acquired, the debt it secures is paid when due or contested in good faith and sufficient reserves of liquid assets have been set aside to pay the debt if the contest is unsuccessful;

(h)	any Encumbrance arising as a consequence of any leases or hire purchase contracts (constituting Financial Indebtedness under paragraph (d) of that definition) of vehicles, plant, equipment or computers permitted under paragraph (k) of the definition of Permitted Indebtedness and only over the asset being financed, or otherwise any PPS Lease (as defined in the PPSA) provided for by a transaction which does not secure payment or performance of an obligation;

(i)	Encumbrances on cash and Cash Equivalent Investments granted by the Project Owner to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of the Project Owner, all in the ordinary course of its business;

(j)	any netting or set-off arrangement entered into by any Seller PSA Entity in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Seller PSA Entities and credit balances of Seller Group Entities;

(k)	any payment or close out netting or set-off arrangement under any transactional banking facilities or any Derivative Transaction or foreign exchange transaction entered into by a Seller PSA Entity which constitutes Permitted Indebtedness, excluding any Encumbrance under a credit support arrangement;

(l)	any contractual right of set-off, other than in respect of Financial Indebtedness, pursuant to a contract entered into in the ordinary course of business;

(m)	any Encumbrance already subsisting but not legally possible or reasonably feasible to be discharged and listed as ‘Existing Security’ on Schedule M, except to the extent the principal amount secured by it exceeds the amount listed with respect to that Encumbrance in Schedule M;

(n)	any Encumbrance listed as ‘Existing Security’ on Schedule M, including any replacement Encumbrance upon any successive refinancing thereof, so long as the Financial Indebtedness secured thereby is Permitted Indebtedness;

(o)	the Glencore Royalty;

(p)	any Encumbrance on Project Assets granted to a provider of Permitted Secured Debt, provided that any such provider shall have entered into the Intercreditor Deed or other intercreditor agreement in form and substance satisfactory to Purchaser; and

(q)	any Encumbrance created with Purchaser’s prior written consent.

“Permitted Indebtedness” means any of the following Financial Indebtedness:

(a)	Permitted Secured Debt;

(b)	Financial Indebtedness incurred under the Glencore Royalty Deed and the Material Contracts, including in respect of the SSA, any future or contingent consideration payable under it;

(c)	equipment financing incurred by Project Owner provided that the provider of such equipment financing is limited in recourse to the equipment financed or supplied by such provider and all such Financial Indebtedness owed to any such provider is secured only by charges on the underlying equipment;

(d)	Financial Indebtedness incurred by Project Owner in respect of surety or completion bonds, standby letters of credit or letters of guarantee securing mine closure, asset retirement and environmental reclamation obligations of Project Owner to the extent required by Applicable Laws or Governmental Authority;

(e)	any unsecured Financial Indebtedness under any agreement entered into by the Project Owner in the ordinary course of its business for the acquisition of any asset or service where payment for the asset or service is deferred for a period of not more than 90 days;

(f)	arising under a foreign exchange transaction entered into by the Project Owner or MAC Australia for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade, but not a foreign exchange transaction for investment or speculative purposes;

(g)	Subordinated Intercompany Debt;

(h)	Financial Indebtedness of Project Owner under working capital facilities with commercial banks or other customary capital providers for the mining sector (which shall not include any hedge or distressed debt funds) in an aggregate amount not to exceed US$25 million (or its equivalent);

(i)	indebtedness of the Seller PSA Entities related to a corporate credit card facility, provided that the aggregate amount of all such Indebtedness does not exceed US$250,000 (or its equivalent) at any time;

(j)	Financial Indebtedness arising under Approved Hedging;

(k)	under leases and hire purchase contracts entered into by the Project Owner constituting Financial Indebtedness under paragraph (d) of that definition of vehicles, plant, equipment or computers, so long as the aggregate capital value of all such items so leased under outstanding leases by the Project Owner does not exceed US$30,000,000 (or its equivalent in any other currency or currencies) at any time; and

(l)	any other Financial Indebtedness incurred with Purchaser’s prior written consent,

so long as, in each case, no Event of Default is subsisting on the date such Financial Indebtedness is incurred or would occur as a result of the incurrence of such Financial Indebtedness.

"Permitted Loan” means:

(a)	any loans, refundable deposits, advance payments or trade credit extended by the Project Owner to its customers on normal commercial terms and in the ordinary course of its trading activities; and

(b)	any loan made with Purchaser’s prior written consent.

“Permitted Secured Debt” means any of the following Financial Indebtedness or other obligations which in each case is secured by Encumbrances against some or all of the assets of a Seller PSA Entity:

(a)	Financial Indebtedness of up to US$230 million pursuant to the Senior Project Acquisition Facility secured by Encumbrances on the Collateral and any refinancing, replacement or renewal of such Financial Indebtedness provided that each condition in clause 6.2 of the Intercreditor Deed is satisfied (or waived by Purchaser in its sole discretion);

(b)	so long as it is in accordance with the Approved Hedging Programme – Project Chariot 2023 provided to Purchaser prior to the Closing Date, as amended from time to time in accordance with the Senior Facility Agreement, Financial Indebtedness arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade or under a Derivative Transaction in respect of copper production of the Project Owner for the first three years following the Closing Date, but not a foreign exchange transaction or any other Derivative Transaction for investment or speculative purposes, in each case to the extent provided by some or all of the lenders under the Senior Project Acquisition Facility and secured by Encumbrances on the Collateral and any replacement of such hedging provided by lenders under the Senior Project Acquisition Facility or with lenders of any Financial Indebtedness refinancing, replacing or renewing the Senior Project Acquisition Facility in accordance with the above paragraph (a) (the, “Approved Hedging”);

(c)	Financial Indebtedness of up to US$135 million pursuant to the Mezzanine Debt secured by Encumbrances on the Collateral and any refinancing, replacement or renewal of such Financial Indebtedness provided that each condition in clause 6.3 of the Intercreditor Deed is satisfied (or waived by Purchaser in its sole discretion);

(d)	Financial Indebtedness of up to A$40 million secured only by Encumbrances on the Collateral , which is used solely for the purpose of third party letter of credit financing where the letters of credit issued thereunder are used to provide performance guarantees required by Applicable Laws or the Government of New South Wales securing mine closure, asset retirement and environmental obligations of the Project Owner in connection with the Mine and other financial guarantees in relation to the Acquisition Transaction provided by lenders under the Senior Project Acquisition Facility or with lenders of any Financial Indebtedness refinancing, replacing or renewing the Senior Project Acquisition Facility in accordance with the above paragraph (a); and

(e)	the Silver Stream Obligations and the Copper Stream Obligations.

“Permitted Transaction” means:

(a)	a dual listing by Seller on the Australian Securities Exchange and the issue of any Equity Securities by Seller in connection with that listing or any other equity raise;

(b)	the raising of any equity in connection with the Acquisition Transaction and any restructure, redemption or other matters undertaken in connection with the Acquisition Transaction associated with Seller’s listing on the New York Stock Exchange (NYSE) subject to any such restructure and redemptions having been completed before the Closing Date; or

(c)	the Merger.

“Permitted Warehouse Location” means Rotterdam, Netherlands and such other locations as Purchaser and Seller may agree in their sole discretion.

“Person” means and includes a Party, individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability corporations, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Authority or any other type of organization, whether or not a legal entity.

“PIPE Subscription Agreement” means the agreement to be entered into on or around the Signing Date by Purchaser and Seller whereby Purchaser has agreed to subscribe for the Subscription Amount worth of common stock in Seller at the same price per share as the new equity raised by Seller to complete the Acquisition Transaction, as referred to in paragraph (b) of the definition of Permitted Transaction.

"PPSA" means the Personal Property Securities Act 2009 (Cth).

“PPX Supply Contract” means the supply contract (supply of PPX parts, GET, drilling consumables, services and other items) dated on or around 1 October 2020 between Mount Isa Mines Limited ACN 009 661 447 (in its personal capacity and acting as agent for the Project Owner and Ernest Henry Mining Pty Ltd ACN 008 495 574) and Sandvik Mining and Construction Australia Pty Ltd ACN 003 771 382

“Principal Tenements” means, collectively, (i) Consolidated Mining Lease No. 5 (CML5), Mining Purpose Lease 1093 (MPL 1093) and Mining Purpose Lease 1094 (MPL 1094) and (ii) Exploration Lease 5693 (EL 5693), Exploration Lease 5983 (EL 5983), Exploration Lease 6907 (EL 6907), Exploration Lease 6223 (EL 6223) and Exploration Lease (Application) 6565 (and any resulting tenement arising from it).

“Proceeds Account” means, collectively, the accounts held with the Initial Account Bank and styled “AUD Proceeds Account” and “USD Proceeds Account” and any replacement bank accounts with a replacement account bank that is an Acceptable Bank and acceptable to Purchaser and agreed between MAC Australia and Purchaser to be a Proceeds Account.

“Produced Copper” means any and all copper in whatever form or state that is mined, produced, extracted or otherwise recovered from the Stream Properties, including:

(a)	any copper derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Stream Properties; and

(b)	copper contained in any ore or other products resulting from the further milling, processing or other beneficiation of Minerals originally mined, produced, extracted or otherwise recovered or derived from the Stream Properties, including Saleable Products.

“Project” means:

(a)	the management, operation, maintenance, repair and expansion of the Mine; and

(b)	the extraction, production, recovery, sale, transportation, storage, processing and delivery of copper, silver and by product metals in concentrate.

“Project Area” means the area the subject of the Tenements, the Freehold Properties and the Project Leases.

“Project Assets” means all the right, title and interest both present and future of the Seller PSA Entities which is attributable to the Project and includes all the right, title and interest both present and future of the Seller PSA Entities in, to, under or derived from:

(a)	the Mining Properties;

(b)	the Minerals;

(c)	the mining, processing, development, production, maintenance, administration, water, electrical and conveyor facilities (including the Mineral Processing Facilities), railway infrastructure and rolling stock, storage facilities, stockpiling facilities, shipping infrastructure, utilities, and related ancillary infrastructure, other buildings, structures, improvements, fixtures and other real and personal property, including equipment, re-commissioned, constructed, operated or otherwise used by or on behalf of any Seller Group Entity to extract, beneficiate, market, transport and sell Minerals derived from the Mining Properties or to develop, operate or administer the Mining Properties, whether or not located within the physical boundaries of the Mining Properties;

(d)	all Authorisations or other rights (including surface, access and water rights), lease, licence, easement, right of way, privileges, concessions or franchises owned, controlled, leased, operated or held by or on behalf of any Seller Group Entity at any time in relation to the Mining Properties;

(e)	the Material Contracts and any other contract, agreement which related to the development, operation or maintenance of the Mining Properties, or to the mining production, transportation, storage, treatment, processing or marketing of Minerals;

(f)	any other present and after-acquired real or personal property used or acquired for use by any Seller Group Entity in connection with the Mining Properties; and

(g)	all exploration and mining information, documents, maps, reports, records, studies and other written data, including all data stored on magnetic tapes, disks or diskettes or any other computer storage media, relating to geological, geochemical and geophysical work, feasibility studies and other operations conducted with respect to the Project.

“Project Leases” means each perpetual land lease held by the Project Owner listed in Part III of Schedule A and any additional or replacement lease used or to be used in connection with the Project.

“Project Owner” means Cobar Management Pty Limited, a company existing under the laws of New South Wales, or any transferee of the Stream Properties as permitted pursuant to this Agreement, and their respective successors and permitted assigns, and “Project Owner” means any of them.

“Project Owner Guarantee” has the meaning set out in Section 7.1(3).

“Project Owner Security Agreements” has the meaning set out in Section 7.1(4).

“Project Owner Whitewash Documentation” has the meaning set out in Schedule L.

“Purchaser” means Osisko Bermuda Limited, an exempted company existing under the laws of Bermuda, and its successors and assigns.

"Quarter End Date” means each of 31 March, 30 June, 30 September and 31 December or if any such date is not a Business Day, the preceding Business Day.

“Rate of Exchange” has the meaning set out in Section 10.6.

“Receiving Party” has the meaning set out in Section 5.6(1).

“Refined Copper” means marketable metal bearing material in the form of copper that is refined by an accredited refiner to standards conforming to the specifications for good delivery of the LME.

“Reference Copper” means Payable Copper multiplied by the Copper Stream Percentage.

“Related Party Transaction” means any transaction or agreement (whether by written agreement or otherwise) between a Seller PSA Entity and one or more Seller Group Entities, including any Financial Indebtedness, service agreement or management agreement.

“Relevant Breach” has the meaning set out in Section 6.18(3).

“Relevant Jurisdictions” has the meaning set out in Schedule K.

“Reserve Tail Ratio” means the ratio expressed as a percentage of:

(a)	the projected remaining proven and probable copper Reserves as from the latest maturity date of any and all Permitted Secured Debt referred to in paragraph (a) and (c) of the definition thereof to the forecast end of the mine life for the Project; and

(b)	the projected remaining proven and probable copper Reserves as from the Closing Date to the forecast end of the mine life of the Project,

as included in the relevant updated Reserves Statement (taking into account the projected future production set out in the most recently delivered updated Base Case Financial Model).

“Reserves” means proven and probable reserves as defined and incorporated under NI 43-101 or JORC Code, as applicable.

“Reserves Statement” means a statement of Reserves in relation to the Project.

“Resources” means measured, indicated and inferred resources as defined and incorporated under NI 43-101 or JORC Code, as applicable.

“Resources Statement” means a statement of Resources in relation to the Project.

“Saleable Products” means any concentrates, precipitates, doré, bullion, carbon fines, slag or other product or material that contains marketable metals or in respect of which an Offtaker Payment is expected.

“Sanctioned Person” means any Person that (i) is, or is owned or controlled, either directly or indirectly, by, or is otherwise acting on behalf of a Person that is the subject of any Sanctions; or (ii) part of, controlled by, or owned by the government, or any agency or instrumentality of the government, of a Comprehensively Sanctioned Country or Territory.

“Sanctions” means any trade, economic or financial sanctions administered or enforced by the U.S. Department of Treasury's Office of Foreign Assets Control, the United Nations Security Council, the European Union, His Majesty's Treasury, the Australian Department of Foreign Affairs and Trade, the Jersey Minister for External Relations, the New Zealand Ministry of Foreign Affairs and Trade, the Hong Kong Commerce, Industry and Tourism Branch of the Commerce and Economic Development Bureau, the Monetary Authority of Singapore, the Ministry of Finance Japan, the Governor in Council (Canada), Global Affairs Canada or Public Safety Canada.

"Second Buy-Down Amount” means US$20,000,000.

“Second Threshold Stream” means the Second Threshold Stream Percentage, as amended pursuant to Section 2.9, if applicable.

“Second Threshold Stream Percentage” has the meaning set out in Section 2.8(1).

“Security” means the charges and security interests granted in favour of Purchaser pursuant to the Copper Stream Security Documents, including any "security interest" as defined in sections 12(1) or (2) of the PPSA.

“Security Agreements” means, collectively, the Holdco Security Agreements, the Seller Security Agreements and the Project Owner Security Agreements.

“Seller” means (i) prior to completion of the Merger, collectively, MAL and MAC, and (ii) following completion of the Merger, MAL as the surviving company and its successors and permitted assigns.

“Seller Group Entities” means the Seller PSA Entities and each of their respective Affiliates.

“Seller PSA Entities” means prior to the Whitewash Completion Date, Seller and MAC Australia, and immediately following the Whitewash Completion Date, Seller, MAC Australia and the Project Owner.

“Seller PSA Entities Whitewash Documentation” has the meaning set out in Schedule L.

“Seller Security Agreements” has the meaning set out in Section 7.1(2).

“Senior Facility Agreement” means the syndicated facility agreement dated February 28, 2023 between the Seller, MAC Australia, Citibank N.A., Sydney Branch and Bank of Montreal as mandated lead arrangers and bookrunners, Citibank N.A., Sydney Branch as initial account bank, the lenders party thereto and Citisecurities Limited as agent.

“Senior Project Acquisition Facility” means the senior secured credit facility consisting of up to a US$205 million term loan facility and a US$25 million revolving working capital facility made available to MAC Australia pursuant to the Senior Facility Agreement, the proceeds of which will be used to acquire the Project Owner pursuant to the Acquisition Transaction.

"Senior Security Trust Deed” means the deed entitled “Security Trust Deed” to be dated before the Closing Date and made between, among others, the Seller PSA Entities and the Senior Security Trustee.

“Senior Security Trustee” has the meaning given to it in the Intercreditor Deed.

“Shiploader Agreement” means the Newcastle shiploader services agreement dated on or about January 2014 as varied on 30 August 2021 between the Project Owner and Aurizon Port Services Pty Ltd ACN 103 570 181 (formerly Conports Pty Ltd)

“Signing Date” has the meaning set out in the preamble to this Agreement.

“Silver Purchase Agreement” means the silver purchase agreement dated as of the date hereof between Purchaser as purchaser, Seller as seller, MAC Australia as a seller psa entity and upon completion of the Whitewash Procedures, the Project Owner as a seller psa entity and project owner.

“Silver Stream Documents” means, collectively, collectively, (i) the Silver Purchase Agreement, (ii) the guarantees granted by MAC Australia and upon completion of the Whitewash Procedures, the Project Owner of the Silver Stream Obligations; (iii) all general security deeds, mortgage terms deeds, mortgages and all other assignments, deeds of trust, control agreements, pledges and other security agreements pursuant to which a Seller Group Entity grants to Purchaser mortgages, charges, assignments by way of security, pledges and/or security interests in all or some of its present and after acquired property as security for the Silver Stream Obligations, (iv) the Intercreditor Deed, (v) the Subordination Deed, (vi) the accession agreement between Purchaser and the Project Owner, (vii) each other agreement, document, instrument or certificate delivered for the benefit of Purchaser pursuant to or otherwise in connection with any of foregoing agreements referred to in above paragraphs (i) through (vi) inclusive, and (viii) and any other agreement designated from time to time by Purchaser and Seller as a “Silver Stream Document” for purposes of the guarantees and security referred to in above paragraphs (ii) and (iii).

“Silver Stream Obligations” means all indebtedness, liabilities and other obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable or to be performed by any Seller Group Entity to Purchaser under, in connection with or pursuant to the Silver Stream Documents.

“SIJL” means the Security Interests (Jersey) Law 2012.

“SIR” means the security interest register maintained under Part 8 of the SIJL.

“SSA” means the CMPL share sale agreement dated March 17, 2022 between Seller, MAC Australia and Glencore Operations Australia Pty Limited in respect of the acquisition of 100% of the issued share capital in the Project Owner by MAC Australia, as amended by the Deed of Amendment, Consent and Covenant dated as of November 22, 2022.

“Stream NPV” has the meaning set out in Section 9.3(4).

“Stream Properties” means:

(a)	the real property, Mining Rights, tenements, concessions and other similar interests listed or described in Part I of Schedule A or otherwise forming part of or used in connection with the Project Assets and including, for the avoidance of doubt, the Principal Tenements;

(b)	whether created privately or through the actions of any Governmental Authority, any right, title or interest in any real property, mining right, tenement, concession, contract and other similar interest held by a Seller Group Entity in, to, under or over all or any portion of the area covered by any of the foregoing detailed in (a); and

(c)	any present or future renewals, extensions, modifications, divisions, substitutions, amalgamations, successions, derivations, severances, conversions, demise to lease, renaming or variation of any of the foregoing detailed in (a) or (b);

whether any of the foregoing is acquired or obtained before or after the date of this Agreement, and including all plants, buildings, structures, improvements, appurtenances and fixtures located thereon or thereunder.

“Subordinated Intercompany Debt” means unsecured loans made solely among one or more Seller PSA Entities, provided that such Financial Indebtedness shall be subordinated pursuant to a Subordination Deed.

“Subordination Deed” means:

(a)	a subordination deed between each subordinate lender, Purchaser and relevant debtor pursuant to which, among other things, each holder of Subordinated Intercompany Debt and other Seller Group Entity party to a Related Party Transaction with a Seller PSA Entity agrees as subordinate lender (i) to subordinate and postpone any indebtedness owing to it by a Seller PSA Entity to the Copper Stream Obligations, (ii) that no principal, interest or other amounts in respect of such indebtedness will be payable except to the extent it is permitted pursuant to Section 6.12, (iii) that no Encumbrances have been or will be taken by the holder of such indebtedness, (iv) that no remedies will be exercised by the holder of such indebtedness while any Copper Stream Obligations remain outstanding, and (v) that in connection with any Insolvency Event of Default, the holder of such indebtedness will not vote its claim in respect thereof in any manner that would prejudice Purchaser’s rights and remedies under this Agreement or any of the Copper Stream Security Documents, and otherwise in form and substance satisfactory to Purchaser; or

(b)	such other intercreditor or subordination agreement between, among others, each such subordinate lender and debtor and Purchaser in substantially the same scope as the subordination deed referred to in above paragraph (a) and otherwise in form and substance satisfactory to Purchaser, noting that this may result in the Intercreditor Deed (so long as it remains in effect) being the Subordination Deed.

“Subordination of Claims Letter” means the letter dated prior to the Closing Date between, among others, MAC and Purchaser. in respect of claims under certain due diligence reports.

"Subscription Amount” means US$25,000,000 multiplied by the Elected Deposit Percentage.

“Subsidiary” means, with respect to any Person, any other Person which is, directly or indirectly, controlled by that Person.

“Sub-Minimum Amount” has the meaning set out in Section 2.7.

“Tail Stream” means the Tail Stream Percentage, as adjusted pursuant to Section 2.9, if applicable.

“Tail Stream Percentage” has the meaning set out in Section 2.8(1).

“Tax” or “Taxes” means all present or future taxes, rates, levies, royalties, imposts, duties, deductions, assessments, withholdings, dues, fees and other charges of any nature, including any interest, fines, penalties or other liabilities with respect thereto, imposed, levied, collected, withheld or assessed by any Governmental Authority (of any jurisdiction), and whether disputed or not, including sales or value-added taxes, goods and services taxes, stamp taxes and royalties.

“Tax Act” means the Income Tax Assessment Act 1936 (Cth).

“Tax Consolidated Group” means a Consolidated Group or an MEC Group as defined in the Income Tax Assessment Act 1997 (Cth).

“Tax Funding Agreement” means a tax funding agreement between the members of a Tax Consolidated Group which includes:

(a)	reasonably appropriate arrangements for the funding of Tax payments by the "Head Company" (as defined in the Tax Act) having regard to the position of each member of the Tax Consolidated Group;

(b)	an undertaking from each member of the Tax Consolidated Group to compensate each other member adequately for loss of Tax attributes (including Tax losses and Tax offsets) as a result of being a member of the Tax Consolidated Group; and

(c)	an undertaking from the "Head Company" (as defined in the Tax Act) to pay all group liabilities (as described in section 721 10 of the Tax Act) of the Consolidated Group before the members of the Tax Consolidated Group make any payments to the "Head Company" (as defined in the Tax Act) under the agreement.

“Tax Sharing Agreement” means any agreement that satisfies the requirements of section 721 25 of the Tax Act for being a valid tax sharing agreement.

“Technical Report” means a technical report prepared in accordance with NI 43-101, the JORC Code or any other comparable foreign mineral disclosure code.

“Tenements” means:

(a)	the Principal Tenements;

(b)	each tenement acquired by a Seller PSA Entity or any Affiliate thereof after the date of this Agreement which is related to the Project, or is in respect of an area adjacent to an existing Tenement;

(c)	each other tenement held by a Seller PSA Entity or any Affiliate thereof which is required for the Project in accordance with the then current Mine Plan;

(d)	each present or future interest from time to time held by or on behalf of an Seller PSA Entity or any Affiliate thereof in any present or future right, lease, licence, claim, permit or other authority which confers or may confer a right to prospect or explore for or mine any metals or minerals in any part of the area covered by the tenements referred to in paragraphs (a) to (c) of this definition;

(e)	each present or future renewal, replacement, extension, modification, amendment, substitution, conversion, amalgamation, relocation, adjustment, resurvey, additional location, consolidation, derived right or variation of any of the mineral rights described above (whether extending over the same or a greater or lesser area);

(f)	each present or future application for or an interest in any of the above which confers or which, when granted, will confer the same or similar rights in relation to the Project; and

(g)	each other tenement Purchaser and Seller agree in writing to be a Tenement or the agent under the Senior Project Acquisition Facility and MAC Australia agree in writing to be a Tenement.

“Term SOFR” means the greater of (i) Term SOFR reference rate for a 3-month term published two Business Days prior to the first day of such term (the “Reference Business Day”), as such rate is published by the CME Group Benchmark Administration Limited (or a successor administrator of that reference rate), provided however that if such reference rate for such tenor has not been published on the Reference Business Day, then Term SOFR will be the Term SOFR reference rate for such tenor as published by CME Group Benchmark Administration Limited (or a successor administrator of that reference rate) on the first preceding Business Day for which such reference rate was published so long as such first preceding Business Day is not more than three Business Days prior to the Reference Business Day; and (ii) 2.00% per annum.

“Threshold Quantity” means the delivery of the Original Threshold Quantity to Purchaser in aggregate (including all deliveries since the Closing Date) pursuant to this Agreement, as such amount may be adjusted pursuant to Section 2.9, if applicable.

“Time of Delivery” has the meaning set out in Section 2.3(2).

“Top Up Amount” has the meaning set out in Section 2.7(b).

“Total Net Debt” means, in relation to MAC Australia and its Subsidiaries, the sum of the following items (as stated on MAC Australia’s financial statements):

(a)	the consolidated Financial Indebtedness of MAC Australia and its Subsidiaries:

(i)	including any liabilities related to:

(A)	the Mezzanine Debt;

(B)	the Senior Project Acquisition Facility;

(C)	the Copper Stream Obligations; and

(ii)	excluding any liabilities related to:

(A)	unrealized Derivative Transactions;

(B)	the Silver Stream Obligations;

(C)	the Glencore Royalty;

(D)	(1) so long as any Financial Indebtedness remains outstanding under Permitted Secured Debt referred to in paragraphs (a) or (c) of the definition thereof, any other subordinated loans referred to or permitted under the Senior Facility Agreement or Mezzanine Debt Facility Agreement, or (2), after indefeasible payment in full of Permitted Secured Debt referred to in paragraphs (a) and (c) of the definition thereof, Subordinated Intercompany Debt;

less

(b)	Available Cash and Cash Equivalent Investments.

“Transaction Documents” means, collectively, the Acquisition Finance Documents and the Material Contracts.

“Transaction Security Documents” means, collectively, (i) the Copper Stream Security Documents, (ii) the agreements itemized in Part II of Schedule G, and (iii) all other assignments, deeds of trust, mortgages, control agreements, pledges and other security agreements pursuant to which a Seller Group Entity grants mortgages, charges, assignments by way of security, pledges and/or security interests in all or some of its present and after acquired property as security for the obligations under the Acquisition Finance Documents (other than the Copper Stream Obligations) or any Permitted Secured Debt refinancing, replacing or renewing the Senior Project Acquisition Facility or Mezzanine Debt and “Transaction Security Document” means any of the Transaction Security Documents.

“Transfer” means to sell, transfer, assign, convey, dispose or otherwise grant a right, title or interest (including a joint venture interest or an expropriation or other Transfer required or imposed by law or any Governmental Authority, whether voluntary or involuntary), or to abandon, surrender or otherwise relinquish a right, title or interest.

“Trigger Event” means any Event of Default, or any event or circumstance which, with notice, the passage of time or both, would constitute an Event of Default or a material default under the terms of any Material Contract or agreement relating to any Financial Indebtedness.

“Tripartite Deed” means:

(a)	each tripartite deed to be granted in respect of the following Material Contracts:

(i)	Glencore Offtake Agreement;

(ii)	the Transitional Services Agreement;

(iii)	the SSA;

(iv)	the Shiploader Agreement;

(v)	the Haulage Agreement;

(vi)	the Cobar Terminal Services Agreement;

(vii)	the Cooling Plant Agreement;

(viii)	the Ventilation Construction Agreement;

(b)	each Consent Deed; and

(c)	any consent letter or side agreement made or to be made between a Seller PSA Entity, Purchaser and a counterparty to a Material Contract in relation to that Material Contract in accordance with Section 6.8(3).

“Transitional Services Agreement” means the transitional services agreement dated before Completion to be entered into between Seller, the Project Owner and a Glencore Group entity

“Uncredited Deposit” means, at any time, the Deposit, less the aggregate amount (if any) that has been credited against the Uncredited Deposit in accordance with Section 2.5; provided that in no event will the Uncredited Deposit be less than nil.

“Value” means, with respect to any Refined Copper delivered or deferred hereunder as of any calculation date, the applicable Copper Market Price on the calculation date multiplied by the applicable Reference Copper.

“Ventilation Construction Agreement” means the construction agreement (cooling turnkey solution)" dated 1 September 2021 between the Project Owner and Gordon Brothers Industries (Pty) Ltd ACN 160 126 456.

“Water License” means each water access licence listed in Part IV of Schedule A and any additional or replacement licence, permit or authorisation in respect of water used or to be used in connection with the Project.

“Whitewash Completion Date” means the date that is 30 days following the Closing Date or such later date agreed to by Purchaser in its sole discretion.

“Whitewash Procedure” means the compliance procedure set out in section 260A of the Corporations Act to be undertaken by the Seller Group Entities in connection with the transactions contemplated by this Agreement and the Acquisition Transaction.

Section 1.2	Other Rules of Interpretation

(1)	Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, the Parties agree that (i) the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof; (ii) references to an “Article”, “Section”, “clause” or “Schedule” followed by a number or letter refer to the specified Article, Section or clause of or Schedule to this Agreement; (iii) headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement (iv) where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”; (v) all references to “tonnes” as a measure of mass in this Agreement are to dry metric tonnes; (vi) the language used in this Agreement is the language chosen by the Parties to express their mutual intent; (vii) unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders; (viii) a reference to a statute includes all regulations made pursuant to and rules promulgated under such statute and, unless otherwise specified, any reference to a statute or regulation includes the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation from time to time; (ix) except where the context otherwise requires, all references to agreements (including this Agreement) and other contractual instruments shall be deemed to be a reference to such agreement or instrument as it may be amended, modified, restated, amended and restated, supplemented or extended from time to time; (x) time is of the essence in the performance of the Parties’ respective obligations under this Agreement; (xi) all statements or references to dollar amounts in this Agreement are to US dollars; (xii) any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement; (xiii) references to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent; and (xiv) certain amounts and figures are subject to adjustment in accordance with Clause 2A.2.

(2)	Where this Agreement specifies an amount in a given currency (the specified currency) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising any publicly available spot rate of exchange selected by Purchaser (acting reasonably)) for the purchase of the specified currency with that other currency at or about 11:00am on the relevant date, is equal to the relevant amount in the specified currency.

(3)	In each Copper Stream Document, where it relates to a person (i) incorporated, (ii) established, (iii) constituted, (iv) formed, (v) which carries on, or has carried on, business, or (vi) that owns immovable property, in each case, in Jersey, a reference to:

(a)	a "composition, compromise, assignment or arrangement with any creditor", "winding-up", "administration", "insolvency", "insolvent", "bankruptcy”, "liquidation" or "dissolution" includes, without limitation, "bankruptcy" (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), a compromise or arrangement of the type referred to in Article 125 of the Companies (Jersey) Law 1991, any procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991, and any other similar proceedings affecting the rights of creditors generally under Jersey law, and shall be construed so as to include any equivalent or analogous proceedings;

(b)	a "liquidator", "receiver", "administrative receiver", "administrator" or the like includes, without limitation, the Viscount of the Royal Court of Jersey, Autorisés, any provisional liquidator or liquidator appointed pursuant to Part 21 of the Companies (Jersey) Law 1991, or any other person performing the same function of each of the foregoing;

(c)	a “Security", "security interest", "security", "encumbrance" or the like includes, without limitation, any hypothèque, whether conventional, judicial or arising by operation of law and any security interest created pursuant to the Security Interests (Jersey) Law 1983 or Security Interests (Jersey) Law 2012 and any related legislation; and

(d)	any equivalent or analogous procedure or step being taken in connection with insolvency includes any corporate action, legal proceedings or other formal procedure or step being taken in connection with an application for a declaration of en désastre being made in respect of any such entity or any of its assets (or the making of such declaration) or the service of a statutory demand pursuant to Part 21 of the Companies (Jersey) Law 1991 in respect of such entity.

Section 1.3	Days

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Eastern Standard Time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (Eastern Standard Time) on the next Business Day.

Section 1.4	Joint and Several Liability

All obligations and liabilities designated as being obligations or liabilities of Seller, including all representations and warranties, covenants and payment and delivery obligations of Seller, are joint and several obligations of MAL and MAC and each of MAL and MAC will, as a separate and independent obligation, perform each such obligation as primary obligor. Each of MAL and MAC irrevocably waives any claim, remedy or other right which it may now have or hereafter acquire against each other that arises from the existence, payment, performance or enforcement of a Seller’s obligation under the Copper Stream Documents, including any right of subrogation, reimbursement, exoneration, indemnification or any right to participate in any claim or remedy of Purchaser against any Seller, or their property and assets which Purchaser now has or may hereafter acquire, whether or not such claim, remedy or other right is reduced to judgment or is liquidated, unliquidated, fixed, contingent, matured, unmatured, deposited, undisputed, secured or unsecured and whether or not such claim, remedy or other right arises in equity or under contract, statute or common law.

Section 1.5	Merger

It is the intention of the Parties that MAC will merge with and into MAL pursuant to the Merger prior to the Closing Date so that all undertaking, property and liabilities of MAC will vest in MAL as surviving company and that MAL will be the only Seller under this Agreement for all purposes.

Section 1.6	Schedules

The following schedules are attached to and form part of this Agreement:

Schedule A - Mining Properties (With Map of Stream Properties)

Schedule B - Corporate Structure and Organization Chart

Schedule C - Representations and Warranties of the Seller PSA Entities

Schedule D - Representations and Warranties of Purchaser

Schedule E - Material Contracts

Schedule F - Stream NPV Procedures

Schedule G – Transaction Security Documents

Schedule H - Monthly Report

Schedule I - Accession Agreement

Schedule J - Annual Compliance Certificate

Schedule K - Conditions Precedent

Schedule L - Conditions Subsequent

Schedule M – Existing Security

ARTICLE 2A
COPPER BACKSTOP

Section 2A.1	Copper Backstop Election

(1)	Purchaser hereby agrees to make available the Available Copper Deposit to Seller in accordance with the terms of this Agreement.

(2)	Seller may draw the Available Copper Deposit, in whole or in part, at its sole discretion, by giving Purchaser written unconditional and irrevocable notice (“Copper Backstop Notice”) of the percentage of the Available Copper Deposit it intends to draw for the purposes of this Agreement (the “Elected Deposit Percentage”).

(3)	Seller must issue a Copper Backstop Notice to Purchaser by no later than ten (10) Business Days prior to the Closing Date (“Backstop Date”). For the avoidance of doubt, if Seller does not issue a Copper Backstop Notice by the Backstop Date, the Elected Deposit percentage will be deemed to be nil.

(4)	Seller has no obligation to draw any portion of the Available Copper Deposit. In the event Seller elects not to draw on any portion of the Available Copper Deposit by the Backstop Date, either party may terminate this Agreement by notice given to the other party.

(5)	If this Agreement is terminated in accordance with clause 2A.1(4), then each Party is released from its obligations under this Agreement and none of the Parties will retain any rights against the other Parties in connection with this Agreement.

Section 2A.2	Pro-Rata Adjustments to this Agreement

For the purposes of this Agreement:

(a)	any Copper Stream Percentage, including the First Stream Percentage, the Second Threshold Stream Percentage and Tail Stream Percentage;

(b)	any Buy-Down Stream Percentage;

(c)	any Buy-Down Threshold;

(d)	the Original Threshold Quantity;

(e)	the First Buy-Down Amount; and

(f)	the Second Buy-Down Amount,

are subject to adjustment on a pro-rata basis in respect of the Elected Deposit Percentage, with the amount or figure comprising the relevant term above to be multiplied by the Elected Deposit Percentage in each instance.

ARTICLE 2
PURCHASE AND SALE

Section 2.1	Purchase and Sale

(1)	Subject to and in accordance with the terms of this Agreement including Section 2.2 and Section 2.9, from and after the Closing Date, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, an amount of Refined Copper equal to the Reference Copper, free and clear of all Encumbrances. For greater certainty, Reference Copper shall not be reduced for, and Purchaser shall not be responsible for any Offtaker Charges, all of which shall be for the account of Seller.

(2)	Seller shall not sell to Purchaser any Refined Copper that has been directly or indirectly purchased on a commodities exchange. Seller shall not sell and deliver to Purchaser the physical Refined Copper resulting from Produced Copper.

Section 2.2	Delivery Obligations

(1)	Subject to Completion occurring, the Deposit having been paid, Purchaser having paid the Subscription Amount under the PIPE Subscription Agreement, Section 2.10, and prior to the Five Year Anniversary Date, on each Quarter End Date, Seller shall sell and deliver to Purchaser, Refined Copper in an aggregate amount equal to the Reference Copper in each Offtaker Delivery occurring in such calendar quarter and in respect of which an Offtaker Payment has been made in that calendar quarter (whether such Offtaker Payment relates to all or any portion of the Produced Copper contained in such Offtaker Delivery) provided that if in any calendar quarter, an Offtaker Payment consists of a provisional payment that may be adjusted upon final settlement of an Offtaker Delivery then:

(a)	Seller shall sell and deliver to Purchaser, on the Quarter End Date of each calendar quarter in which the provisional Offtaker Payment is made, Refined Copper in an amount equal to: (A) the percentage paid on a provisional basis, such percentage being equal to the total value of the payment or other consideration received by any Seller Group Entity in respect of the Produced Copper contained in such Offtaker Delivery divided by the total value of the Produced Copper determined on a provisional basis (determined in accordance with the applicable Offtake Agreement) as being contained in such Offtaker Delivery; multiplied by (B) the Reference Copper contained in such Offtaker Delivery; as supported by the documentation provided pursuant to Section 2.4 and in the applicable Monthly Report; and

(b)	on the Quarter End Date of each calendar quarter in which the final settlement of the Offtaker Delivery with the Offtaker is made, Seller shall sell and deliver to Purchaser Refined Copper in an amount, if positive, equal to the Reference Copper determined pursuant to the final settlement, less the number of tonnes of Refined Copper previously delivered to Purchaser in respect of such Offtaker Delivery pursuant to Section 2.2(1)(a), as supported by the documentation provided pursuant to Section 2.4 and the applicable Monthly Report. If such difference is negative, then Seller shall be entitled to set off and deduct such excess amount of Refined Copper from the next required delivery of Refined Copper by Seller to Purchaser under this Agreement or if no such further deliveries are to be made, Purchaser shall within twenty (20) days of the end of the following calendar month pay the applicable Copper Purchase Price in respect of any excess tonnes delivered to the extent not already paid.

(2)	Subject to Completion occurring, the Deposit having been paid, Purchaser having paid the Subscription Amount under the PIPE Subscription Agreement and Section 2.10, with respect to each Offtaker Payment made after the Five Year Anniversary Date, within five (5) Business Days of each Offtaker Payment, Seller shall sell and deliver to Purchaser, Refined Copper in an amount equal to the Reference Copper in the Offtaker Delivery to which such Offtaker Payment relates, whether such Offtaker Payment relates to all or any portion of the Produced Copper contained in such Offtaker Delivery, provided that if an Offtaker Payment consists of a provisional payment that may be adjusted upon final settlement of an Offtaker Delivery, then:

(a)	Seller shall sell and deliver to Purchaser, within five (5) Business Days of any provisional Offtaker Payment, Refined Copper in an amount equal to: (A) the percentage paid on a provisional basis, such percentage being equal to the total value of the payment or other consideration received by any Seller Group Entity in respect of the Produced Copper contained in such Offtaker Delivery divided by the total value of the Produced Copper determined on a provisional basis (determined in accordance with the applicable Offtake Agreement) as being contained in such Offtaker Delivery; multiplied by (B) the Reference Copper contained in such Offtaker Delivery; as supported by the documentation provided pursuant to Section 2.4 and in the applicable Monthly Report; and

(b)	within five (5) Business Days of the final settlement of the Offtaker Delivery with the Offtaker, Seller shall sell and deliver to Purchaser Refined Copper in an amount, if positive, equal to the Reference Copper determined pursuant to the final settlement, less the number of tonnes of Refined Copper previously delivered to Purchaser in respect of such Offtaker Delivery pursuant to Section 2.2(2)(a), as supported by the documentation provided pursuant to Section 2.4 and the applicable Monthly Report. If such difference is negative, then Seller shall be entitled to set off and deduct such excess amount of Refined Copper from the next required delivery of Refined Copper by Seller to Purchaser under this Agreement or if no such further deliveries are to be made, Purchaser shall within twenty (20) days of the end of the following calendar month pay the applicable Copper Purchase Price in respect of any excess tonnes delivered to the extent not already paid.

(3)	If, for the purposes of Section 2.2(2), the Five Year Anniversary Date does not occur on a Quarter End Date, then with respect to each Offtaker Payment made during the period commencing on the Quarter End Date immediately preceding the Five Year Anniversary Date and ending on the Five Year Anniversary Date, Seller shall sell and deliver to Purchaser on the Five Year Anniversary Date (or if not a Business Day on the next Business Day), Refined Copper in an amount equal to the Reference Copper in each Offtaker Delivery occurring during such period and in respect of which an Offtaker Payment has been made in that period (whether such Offtaker Payment relates to all or any portion of the Produced Copper contained in such Offtaker Delivery), provided that if in such period an Offtaker Payment consists of a provisional payment that may be adjusted upon final settlement of an Offtaker Delivery, then:

(a)	Seller shall sell and deliver to Purchaser, on the Five Year Anniversary Date, Refined Copper in an amount equal to: (A) the percentage paid on a provisional basis, such percentage being equal to the total value of the payment or other consideration received by any Seller Group Entity in respect of the Produced Copper contained in such Offtaker Delivery divided by the total value of the Produced Copper determined on a provisional basis (determined in accordance with the applicable Offtake Agreement) as being contained in such Offtaker Delivery; multiplied by (B) the Reference Copper contained in such Offtaker Delivery; as supported by the documentation provided pursuant to Section 2.4 and in the applicable Monthly Report; and

(b)	within five (5) Business Days of the final settlement of the Offtaker Delivery with the Offtaker, Seller shall sell and deliver to Purchaser Refined Copper in an amount, if positive, equal to the Reference Copper determined pursuant to the final settlement, less the number of tonnes of Refined Copper previously delivered to Purchaser in respect of such Offtaker Delivery pursuant to Section 2.2(1)(a), as supported by the documentation provided pursuant to Section 2.4 and the applicable Monthly Report. If such difference is negative, then Seller shall be entitled to set off and deduct such excess amount of Refined Copper from the next required delivery of Refined Copper by Seller to Purchaser under this Agreement or if no such further deliveries are to be made, Purchaser shall within twenty (20) days of the end of the following calendar month pay the applicable Copper Purchase Price in respect of any excess tonnes delivered to the extent not already paid.

Section 2.3	Delivery of LME Warrants

(1)	Seller shall sell and deliver to Purchaser all Refined Copper to be sold and delivered under this Agreement by way of transfer of applicable LME Warrants representing such Refined Copper.

(2)	All deliveries of Refined Copper to Purchaser shall be deemed to have been made at such time and on such date (the “Time of Delivery” on the “Date of Delivery”) LME Warrants for such Refined Copper are transferred to the applicable designated metal account of Purchaser. Title to, and risk of loss of, Refined Copper shall pass from Seller to Purchaser at the place of delivery and the Time of Delivery on the Date of Delivery. All costs and expenses pertaining to each delivery of Refined Copper shall be borne by Seller.

(3)	Seller represents, warrants and covenants that, at each Time of Delivery:

(a)	it is the legal and beneficial owner of the Refined Copper delivered and credited to the designated metal account of Purchaser;

(b)	it has good, valid and marketable title to such Refined Copper; and

(c)	such Refined Copper is free and clear of all Encumbrances.

Section 2.4	Invoicing

(1)	Seller shall notify Purchaser in writing at least two Business Days before any delivery and any credit or transfer to the designated metal account of Purchaser of:

(a)	the number of tonnes of Refined Copper to be delivered and the number of LME Warrants to be transferred; and

(b)	the estimated Date of Delivery and expected Time of Delivery.

(2)	At the Time of Delivery, Seller shall deliver to Purchaser an invoice setting out:

(a)	the number of tonnes of Refined Copper so delivered and the number of LME Warrants so transferred including the calculation of any top up deliveries in respect of the delivery of Refined Copper deferred in accordance with Section 2.10;

(b)	the Copper Purchase Price for all such Refined Copper to be delivered;

(c)	the amount (if any) being credited against the Uncredited Deposit and the remaining balance of the Uncredited Deposit (if any);

(d)	the accounting shipment summary of the Offtake Sales Documents prepared by Seller applicable to such delivery; and

(e)	the aggregate number of tonnes of Refined Copper delivered to Purchaser under this Agreement up to the Time of Delivery (including, the Refined Copper subject to the invoice); and

(f)	any adjustments required to be made on account of any past or present Sub-Minimum Amounts or Top Up Amounts in accordance with Section 2.7 to the extent applicable; and

shall attach to such invoice the Offtake Sales Documents for each such delivery.

Section 2.5	Purchase Price

(1)	Purchaser shall pay to Seller a purchase price for each tonne of Refined Copper sold and delivered by Seller to Purchaser under this Agreement (the “Copper Purchase Price”) equal to:

(a)	until the Uncredited Deposit has been reduced to nil, the Copper Market Price on the day immediately prior to the Time of Delivery; with an amount equal to the Copper Cash Price being payable in cash and the difference between the Copper Market Price and the Copper Cash Price being payable by crediting such amount against the Uncredited Deposit in order to reduce the Uncredited Deposit until the Uncredited Deposit has been reduced to nil; and

(b)	after the Uncredited Deposit has been reduced to nil, the Copper Cash Price, such amount being payable in cash.

(2)	Payment by Purchaser for each delivery of Refined Copper shall be made promptly and, in any event, not later than five Business Days after the later of the Time of Delivery and receipt of the documents set forth in Section 2.4(2).

Section 2.6	Loss of Offtaker Delivery

In the event of any total or partial loss of any Produced Copper prior to the transfer of risk of loss of any such Produced Copper to an Offtaker, then Seller shall be required to sell and deliver to Purchaser an amount of Refined Copper equal to the Reference Copper lost and contained in the provisional invoice to the Offtaker or that would have been sent to the Offtaker, in respect of such lost Produced Copper, such requirement to be performed no later than five Business Days after receipt by a Seller Group Entity of insurance proceeds or any other payment in respect of such loss. Seller shall promptly notify Purchaser of any such loss.

Section 2.7	Minimum Lot Size

Notwithstanding Section 2.2, to the extent that Seller is required to deliver Refined Copper hereunder by way of LME Warrants pursuant to Section 2.3(1) and the amount of any such Refined Copper required to be so delivered (the “Sub-Minimum Amount”) is less than the minimum lot size for a single LME Warrant for Refined Copper (the “Minimum Lot Size”):

(a)	to the extent that the Sub-Minimum Amount is less than 50% of the Minimum Lot Size, the requirement of Seller to deliver the Sub-Minimum Amount shall be postponed until such time as Seller’s accrued delivery requirements hereunder in respect of Refined Copper are of sufficient quantity to allow Seller to satisfy the Minimum Lot Size; and

(b)	to the extent that the Sub-Minimum Amount is equal to or greater than 50% of the Minimum Lot Size, Seller shall deliver, together with the Sub-Minimum Amount, an additional amount of Refined Copper (the “Top Up Amount”) equal to the difference between the Minimum Lot Size and the Sub-Minimum Amount, and Seller shall be entitled to set off and deduct, pursuant to Section 10.5, an amount of Refined Copper equal to the Top Up Amount so delivered from the next required deliveries of Refined Copper by Seller to Purchaser under this Agreement.

Upon the termination of this Agreement, any outstanding deliveries of Refined Copper that have been postponed pursuant to Section 2.7 shall become immediately due for delivery and any Top Up Amount that has been delivered but not set off pursuant to Section 2.7(b) shall become immediately payable to Seller (calculated using the Copper Market Price as of the Date of Delivery of the Top Up Amount to Purchaser) or set off against any amounts owing to Purchaser upon termination.

Section 2.8	Copper Stream Percentage

(1)	The percentage of Payable Copper comprising Reference Copper for the purpose of this Agreement is the percentage figure set out in the second column of the table below, at the relevant time set out in the first column of the table below (the “Copper Stream Percentage”).

Time	Copper Stream Percentage
From the Closing Date up to and including the first (1st) anniversary of the Closing Date.	0%
From the first (1st) anniversary of the Closing Date up to and including the Five Year Anniversary Date	3% (the “First Stream Percentage”)
From the Five Year Anniversary Date until the Threshold Quantity has been met.	4.875% (the “Second Threshold Stream Percentage”)
Thereafter from the date that the Threshold Quantity has been met.	2.25% (the “Tail Stream Percentage”)

(2)	The applicable Copper Stream Percentage is subject to adjustment in accordance with Section 2.9.

Section 2.9	Buy-Down Option

(1)	Seller shall have a one-time option (the “Buy-Down Option”) to reduce the Copper Stream Percentage effective as of the Five-Year Anniversary Date (“Buy-Down Effective Date”) in one of the two following ways:

(a)	(Option 1) Seller may elect to reduce:

(i)	the:

(A)	Second Threshold Stream from the Second Threshold Stream Percentage to the Option 1 Threshold Stream Percentage; and

(B)	Threshold Quantity from the Original Threshold Quantity to the Option 1 Threshold Quantity; and

(ii)	the Tail Stream from the Tail Stream Percentage to the Option 1 Tail Stream Percentage,

by making a one-time cash payment to Purchaser of the First Buy-Down Amount; or

(b)	(Option 2) Seller may elect to reduce:

(i)	the:

(A)	Second Threshold Stream from Second Threshold Stream Percentage to the Option 2 Threshold Stream Percentage; and

(B)	the Threshold Quantity from the Original Threshold Quantity to the Option 2 Threshold Quantity; and

(ii)	the Tail Stream from the Tail Stream Percentage to the Option 2 Tail Stream Percentage,

by making a one-time cash payment to Purchaser of the Second Buy-Down Amount.

(2)	Seller shall exercise the Buy-Down Option by providing written notice of such exercise to Purchaser at least thirty days prior to the Buy-Down Effective Date, including Seller’s selection of the applicable Buy-Down Option as contemplated in Section 2.9(1)(a) or Section 2.9(1)(b). If the Buy-Down Option has not been exercised and closed on or prior to the Buy-Down Effective Date, the Buy-Down Option shall expire and be of no further force and effect.

(3)	If Seller elects to exercise the Buy-Down Option in accordance with Section 2.9(2), Seller shall make the payment contemplated in Section 2.9(1)(a) or Section 2.9(1)(b), as applicable, to Purchaser in immediately available funds on or prior to the Buy-Down Effective Date (or if such date is not a Business Day, the immediately preceding Business Day) and the Second Threshold Stream, the Threshold Quantity and the Tail Stream shall be deemed to have been reduced as contemplated in Section 2.9(1)(a) or Section 2.9(1)(b), as applicable, as of the Buy-Down Effective Date.

Section 2.10	Copper Delivery Deferral Option

(1)

During the period commencing on the first (1st) anniversary of the Closing Date and ending on [***], Seller shall have an option to defer the delivery of Refined Copper to Purchaser in accordance with Section 2.10(2).

(2)	In the event that as at a Quarter End Date during the Copper Deferral Option Period, no Event of Default has occurred and is continuing as of such day but MAC Australia and its Subsidiaries do not have sufficient cash and Cash Equivalent Investments standing to the credit of the Proceeds Account to pay, in accordance with the Cashflow Waterfall, all of the cash interest payments then due under the Mezzanine Debt Facility Agreement (as in effect on the date hereof) and to distribute to Seller sufficient funds to acquire and deliver to Purchaser all LME Warrants for Refined Copper then due and payable in respect of such calendar quarter in accordance with this Agreement, then Seller shall:

(a)	cause MAC Australia to pay, and MAC Australia shall pay, the amount available on such Quarter End Date under paragraph (l) of the Cashflow Waterfall from the Proceeds Account to the holder of the Mezzanine Debt on account of the Cash Component (as defined in the Mezzanine Debt Facility Agreement as in effect on the date hereof) of such cash interest payments and to Seller on account of funds required to acquire and deliver to Purchaser such LME Warrants for Refined Copper due and payable in respect of such calendar quarter in accordance with this Agreement, in each case in accordance with paragraph (l) of the Cashflow Waterfall;

(b)	be entitled to defer the delivery of the remaining quantity of Refined Copper due and payable to Purchaser on such Quarter End Date until the next Quarter End Date but only in the circumstances where any such delivery would breach the Cashflow Waterfall; and

(c)	give written notice to Purchaser on the Quarter End Date of such calendar quarter setting out:

(i)	the amount of Reference Copper in each Offtaker Delivery occurring in such calendar quarter (and in respect of which an Offtaker Payment has been made in that calendar quarter);

(ii)	the amount of Refined Copper otherwise due to be delivered in that calendar quarter pursuant to Section 2.2 that will be deferred until the next Quarter End Date in accordance with this clause Section 2.10, including the calculation of any top up deliveries in respect of the delivery of Refined Copper deferred from any prior calendar quarter; and

(iii)	the percentage of cash interest payments paid under the Mezzanine Debt Facility Agreement in respect of such calendar quarter.

(3)	If Seller defers any such delivery of Refined Copper in accordance with this Section 2.10, Seller shall make a top up delivery to Purchaser the next calendar quarter equal to [***].

(4)	[***]:

(a)	[***];

(b)	[***]; and

(c)	[***].

(5)	The Seller PSA Entities shall not amend or vary, or agree to amend or vary, in any way the Cashflow Waterfall where that amendment or variation could be adverse to the rights or interests of Purchaser without its prior written consent.

Section 2.11	Proceeds Account and Cashflow Waterfall

(1)	So long as any Permitted Secured Debt referred to in paragraphs (a) or (c) of the definition thereof remains outstanding, unless Purchaser otherwise agrees, the Seller PSA Entities must deposit, or cause to be deposited, on receipt into a Proceeds Account:

(a)	all money received by a Seller PSA Entity from Saleable Products or otherwise from the sale of Minerals (including copper and silver) and any other operating revenue received by a Seller PSA Entity;

(b)	net amounts received by a Seller PSA Entity under or in relation to any Hedging Agreement;

(c)	interest on the Proceeds Account, the Distribution Account and any other bank account of the Seller PSA Entities relating to the Project;

(d)	the proceeds of the loans or deposits, as applicable, received under each Acquisition Finance Document;

(e)	any liquidated damages payable under or in connection with the Material Contracts;

(f)	all GST refunds and input tax credits;

(g)	all net proceeds received under any Derivative Transaction entered into in accordance with the Approved Hedging;

(h)	the proceeds received by a Seller PSA Entity upon the issuance of Equity Securities in connection with the acquisition Transaction;

(i)	the proceeds of any insurance (including all business interruption insurance proceeds) in relation to the Project received by a Seller PSA Entity that have not been used for reinstatement or replacement of the relevant asset to which the insurance proceeds related within 60 days of receipt;

(j)	any final adjustment amount and final adjustment interest amount received by a Seller PSA Entity under the SSA; and

(k)	all other amounts received by a Seller PSA Entity (or to its order) in connection with the Project or its interest in the Project.

(2)	So long as any Permitted Secured Debt referred to in paragraphs (a) or (c) of the definition thereof remains outstanding, unless Purchaser otherwise agrees, all amounts deposited into a Proceeds Account may only be withdrawn in order to be applied in accordance with the provisions of the Cashflow Waterfall.

ARTICLE 3
DEPOSIT

Section 3.1	Deposit

In consideration for the sale and delivery of Refined Copper under and pursuant to the terms of this Agreement, Purchaser hereby agrees to pay to Seller a deposit in cash against the Copper Purchase Price in the amount of the Deposit, payable in accordance with Section 3.2 to the account designated by Seller for this purpose.

Section 3.2	Closing Date Deliveries

(1)	Purchaser shall pay to Seller the Deposit on the Business Day (the “Closing Date”) on which:

(a)	Purchaser has received the documents, agreements and evidence set out in Part 1 of Schedule K in form and substance satisfactory to it; and

(b)	the other conditions set out in Schedule K are satisfied, fulfilled or waived (by the Party entitled to the benefit of the relevant condition);

which date shall not be later than June 1, 2023 (or such later date as Purchaser may agree in its sole and unfettered discretion).

(2)	Each of the conditions set forth in:

(a)	Part 1 of Schedule K is for the exclusive benefit of Purchaser and may only be waived by it in its sole discretion; and

(b)	Part 2 of Schedule K is for the exclusive benefit of Seller and may only be waived by it in its sole discretion.

(3)	Each Seller PSA Entity agrees that, as part of Purchaser reviewing the matters referred to in Part 1 of Schedule K, Purchaser may identify matters that in its opinion require amendments to a Copper Stream Document which must be entered into before the Closing Date. If it does so identify any such matter, then Purchaser will notify the Seller PSA Entities of the amendments and propose a draft amending agreement (or draft amendment and restatement of this Agreement). The Seller PSA Entities must then promptly enter into the amendment agreement (or amendment and restatement) and provide all other documents and evidence in connection with the entry into of it reasonably requested by Purchaser. If Purchaser has notified the Seller PSA Entities that an amendment agreement (or an amendment or restatement) is required, the Seller PSA Entities agree that Purchaser shall have no obligation to advance the Deposit until Purchaser notifies the Seller PSA Entities that the amendment agreement (or amendment and restatement) has been entered into and all other documents and evidence in connection with the entry into of it reasonably requested by Purchaser have been provided to the satisfaction of Purchaser. Purchaser agrees to notify the PSA Entities promptly upon being so satisfied.

Section 3.3	Satisfaction of Conditions Precedent

Each Seller PSA Entity shall use all reasonable commercial efforts and take all reasonable action as may be necessary or advisable to satisfy and fulfil all the conditions precedent set forth in Part 1 of Schedule K, as promptly as reasonably practicable.

Section 3.4	Condition Subsequent

(1)	The Seller PSA Entities will use best efforts to complete the Whitewash Procedure as soon as possible following the date hereof, but in any event, the Seller PSA Entities shall complete the Whitewash Procedure prior to the Whitewash Completion Date.

(2)	Within the time periods specified in Schedule L, the Seller PSA Entities shall satisfy and fulfill each of the conditions set out in Schedule L.

Section 3.5	Use of Deposit

The Seller PSA Entities shall ensure that the Deposit is used only for the acquisition of the Project Owner.

ARTICLE 4
TERM

Section 4.1	Term

The term of this Agreement shall commence on the Signing Date and, subject to Section 9.2(1)(c), shall continue until the date that is 20 years after the Signing Date (the “Initial Term”). Purchaser may terminate this Agreement at the end of the Initial Term by providing the Seller PSA Entities, prior to the expiry of the Initial Term, with written notice of its intention to terminate. If Purchaser has not provided such notice prior to the expiry of the Initial Term, then this Agreement shall continue in full force and effect for successive ten-year periods unless and until Purchaser provides written notice to the Seller PSA Entities terminating this Agreement prior to the end of the then current term.

Section 4.2	Uncredited Deposit

If, by the expiry of the term of this Agreement or upon any early termination of this Agreement pursuant to Section 9.2(1)(c) or otherwise upon valid termination of this Agreement, Seller has not sold and delivered to Purchaser an amount of Refined Copper sufficient to reduce the Uncredited Deposit to nil in accordance with this Agreement, then Seller shall pay such Uncredited Deposit to Purchaser within 60 days of demand therefor following the expiry of the term or the termination of this Agreement by Purchaser.

ARTICLE 5
REPORTING; BOOKS AND RECORDS

Section 5.1	Reporting Requirements

(1)	Seller shall deliver to Purchaser a Monthly Report on or before the fifth Business Day after the last day of each calendar month.

(2)	Promptly after the Mine Plan is presented to the board of directors of any Seller Group Entity, and in any event at least once every 12 months, and promptly whenever an update to the Mine Plan is adopted by management of any Seller Group Entity, Seller shall provide to Purchaser such Mine Plan or updated Mine Plan, as applicable, together with the following:

(a)	an updated annual production forecast for copper from the Stream Properties during the upcoming calendar year (to be set out on a monthly basis) and the remaining life of mine thereafter (to be set out on a yearly basis);

(b)	the amounts of Payable Copper and Reference Copper as forecast for the upcoming calendar year (to be set out on a monthly basis) and the remaining life of mine thereafter (to be set out on a yearly basis);

(c)	a list of assumptions used in developing the forecasts referred to in paragraphs (a) and (b), including the types, tonnages, grade and recoveries of ore from the Stream Properties and the operating costs and sustaining capital during the applicable forecast period in the case of the production forecast;

(d)	an updated Reserves Statement and a Resources Statement and the assumptions used in each such statement;

(e)	an updated Base Case Financial Model; and

(f)	details as to any deviation or departure in the processes or operations set out in the Initial Technical Report.

(3)	Seller shall if practicable, notify and consult with Purchaser regarding any matter concerning the Mining Properties that has or, in the opinion of Seller, is reasonably likely to have an Adverse Impact. Seller shall seek to comply with this Section 5.1(3), to the extent reasonably practicable, prior to any public announcement regarding the matter.

(4)	Seller shall give Purchaser written notice of each of the following events promptly upon any Seller PSA Entity becoming aware of such event:

(a)	all material actions, suits, hearings, investigations or proceedings before any Governmental Authority or arbitrator pending or, to any Seller PSA Entity’s knowledge, threatened, against or affecting any Seller Group Entity or with respect to the ownership, use, maintenance or operation of the Mine or Mining Properties;

(b)	the occurrence of an Event of Default or any event or circumstance but for the giving of notice or the lapse of time, or both, would constitute an Event of Default;

(c)	any actual or threatened material default or breach under any Material Contract or any Acquisition Finance Document;

(d)	any actual or threatened material default, breach, revocation, termination or expropriation of any material Authorisation;

(e)	incurrence of any Indebtedness in a principal amount individually or in the aggregate in excess of US$10 million (or its equivalent);

(f)	any material environmental non-compliance;

(g)	any material non-compliance or breach of the Code of Conduct;

(h)	in each case, accompanied by a written statement by a senior officer of Seller setting forth details of the occurrence referred to therein.

(5)	The Seller PSA Entities shall deliver the following financial statements to Purchaser:

(a)	within 120 days after each fiscal year-end of Seller, annual comparative consolidated financial statements of Seller for the year then ended, audited and prepared in accordance with IFRS, together with notes thereto, including details of any Financial Indebtedness, together with a duly executed and completed Annual Compliance Certificate;

(b)	within 90 days after each fiscal year-end of Project Owner and MAC Australia, annual comparative financial statements for the year then ended, unaudited and unconsolidated and prepared in accordance with IFRS, together with notes thereto, including details of any Financial Indebtedness;

(c)	within 45 days after the end of each fiscal quarter of Seller, quarterly unaudited consolidated financial statements of Seller for the three month period then ended, prepared in accordance with IFRS, together with notes thereto, including details of any Financial Indebtedness; and

(d)	within 45 days after the end of each fiscal quarter of Project Owner and MAC Australia, quarterly unaudited financial statements of Project Owner and MAC Australia for the three month period then ended, prepared in accordance with IFRS, together with notes thereto, including details of any Financial Indebtedness.

(e)	To the extent any of the foregoing information is published publicly on Seller’s SEDAR profile or website, such publication shall constitute provision of such information to Purchaser.

(6)	Promptly after preparation of any environmental, social, climate or governance related report with respect to the Project Assets and operation of the Mine by any Seller Group Entity, and promptly following any update to any such report, the Seller PSA Entities shall provide all such reports to Purchaser, unless such information is published publicly on Seller’s SEDAR profile or website. The Seller PSA Entities shall use their commercially reasonable efforts to provide Purchaser with any information with respect to the Mine that it requires for its environmental, social and corporate governance reporting requirements and practices, as reasonably requested from time to time.

(7)	Seller shall provide Purchaser with copies of all compliance certificates, financial, production, environmental or other reports (including the Base Case Financial Model) given by or with respect to any Seller PSA Entity or the Project Owner to any holder of Permitted Secured Debt in their capacity as a debtholder or royalty holder, as applicable, concurrently with the delivery thereof to such holder.

Section 5.2	Books and Records

The Seller PSA Entities shall keep true, complete and accurate Books and Records to enable Purchaser to confirm compliance with the terms and conditions of this Agreement, including the determination of the Reference Copper. The Seller PSA Entities shall:

(a)	provide copies to Purchaser of; and

(b)	permit Purchaser and its authorized representatives and agents to perform audits, reviews and other examinations of,

such Books and Records from time to time, at such reasonable times as Purchaser may request upon reasonable notice and at Purchaser’s sole risk and expense, provided that, absent an Event of Default that has occurred and is continuing, Purchaser and its authorized representatives and agents shall not conduct more than one such audit, review or other examination in any fiscal year of Seller.

Section 5.3	Technical Reports

(1)	The Seller PSA Entities and the Project Owner shall prepare any Technical Report as and when required by Applicable Law.

(2)	If so requested by Purchaser, the Seller PSA Entities shall use commercially reasonable efforts to assist Purchaser in obtaining at the cost of Purchaser (i) consents and certificates from external qualified Persons with respect to Technical Reports pertaining to the Stream Properties as may be necessary to allow Purchaser or its Affiliates to make filings of technical reports prepared in accordance with NI 43-101 or other Applicable Law, to the extent any such reports are required to be filed by Purchaser or its Affiliates under Applicable Law, (ii) other technical data, records or information pertaining to the Stream Properties in the possession or control of the Seller PSA Entities to the extent any such information is required for any technical reports required to be filed by Purchaser or its Affiliates under Applicable Law, and (iii) will use commercially reasonable efforts to cause the authors of such Technical Report to have such Technical Report addressed directly to Purchaser or any Purchaser Affiliate if it files such Technical Report under NI 43-101 (to the extent applicable to Purchaser or any Affiliate thereof) or other Applicable Law.

(3)	If so requested by Purchaser and at Purchaser’s cost, the Seller PSA Entities shall use their commercially reasonably efforts to assist Purchaser (A) in obtaining technical data, records or information pertaining to the Mine in the possession or control of the Seller PSA Entities or any consultants, to the extent that the Seller PSA Entities can control or require the provision of such information from the consultants, and (B) otherwise in conducting its own diligence of the Mine (including access thereto), in each case (x) if Purchaser or any Purchaser Affiliate prepares and files a Technical Report on the Stream Properties in accordance with NI 43-101 (to the extent applicable to Purchaser or any Affiliate thereof) or other Applicable Law and such information is reasonably necessary to permit Purchaser or any Purchaser Affiliate to prepare such technical report or (y) to facilitate the reliance by Purchaser or any Purchaser Affiliate on any exemption available from the requirement to file any such report.

(4)	Prior to the filing by Purchaser or any of its Affiliates of any Technical Report on the Mine, Purchaser will give the Seller PSA Entities a reasonable opportunity to review and comment on such Technical Report (and Purchaser shall consider in good faith any comments provided by the Seller PSA Entities), and shall provide to the Seller PSA Entities a final copy or an advance draft copy of any such Technical Report before it is filed or otherwise made publicly available and in any event not less than 5 Business Days before it is so filed. Purchaser agrees that neither the Seller PSA Entities nor any of their Affiliates shall assume any liability in connection with any disclosure by Purchaser or any of its Affiliates with respect to the Mine, including in connection with any Technical Report prepared or filed by Purchaser or any of its Affiliates that contains information concerning the Mine that was disclosed to Purchaser or its Affiliates hereunder. Purchaser shall not be entitled to exercise its rights provided above with respect to the preparation by Purchaser of a Technical Report, in the event that there is a current and complete Technical Report for the Mine that complies with all applicable legal and regulatory requirements and which has been addressed to Purchaser and all consents necessary for Purchaser (including those of third party qualified persons) to rely on and publicly file such Technical Report for the purposes of Applicable Law have been provided to Purchaser.

Section 5.4	Inspections

Subject at all times to the workplace rules and supervision of the Project Owner, and provided any rights of access do not interfere with any exploration, development, mining or processing work conducted on the Mining Properties, the Seller PSA Entities hereby grant to Purchaser and its representatives and agents, at reasonable times and upon reasonable notice and at Purchaser’s sole risk and expense, the right to access and physically inspect the Books and Records and the Mining Properties, in each case to monitor Project Owner’s mining and processing operations on the Stream Properties, to confirm compliance with the terms and conditions of this Agreement, or to otherwise monitor and review mining and processing operations. Absent an Event of Default that has occurred and is continuing, Purchaser and its authorized representatives and agents shall not exercise its rights under this section more than once per fiscal year of Seller except where required for the purposes of preparing a required Technical Report in accordance with Section 5.3.

Section 5.5	Effective Date of Rights

The rights of Purchaser under Section 5.1 to Section 5.4 of this Agreement are effective on and from the date that Completion occurs.

Section 5.6	Confidentiality

(1)	Each Party agrees that it shall maintain as confidential and shall not disclose, and shall cause its Affiliates, employees, officers, directors, advisors, agents and representatives to maintain as confidential and not to disclose any information (whether written, oral or in electronic format) received or reviewed by such Party (a “Receiving Party”) from any other Party, its Affiliates, employees, officers, directors, advisors, agents or representatives (a “Disclosing Party”) as a result of or in connection with this Agreement (“Confidential Information”), except in the following circumstances:

(a)	a Receiving Party may disclose Confidential Information to its professional advisors, including its auditors, legal counsel, lenders, brokers, underwriters and investment bankers and prospective financing or acquisition parties;

(b)	subject to Section 5.5(3) and Section 11.7, a Receiving Party may disclose Confidential Information where that disclosure is necessary to comply with any Applicable Law;

(c)	a Receiving Party may disclose Confidential Information where such information is already public knowledge other than by a breach of the confidentiality terms of this Agreement or is known by the Receiving Party prior to the entry into of this Agreement or obtained independently of this Agreement and the disclosure of such information would not breach any other confidentiality obligations;

(d)	with the approval of the Disclosing Party;

(e)	a Receiving Party may disclose Confidential Information to those of its and its Affiliates’ directors, officers, employees and agents who need to have knowledge of the Confidential Information;

(f)	in connection with any legal proceeding arising in connection with this Agreement, but any such disclosure shall be subject to such confidentiality procedures as may be reasonably requested by the Disclosing Party and approved by the court; and

(g)	to the extent required by a Person that is party to the Intercreditor Deed, Senior Facility Agreement, Glencore Royalty Deed or Mezzanine Debt Facility Agreement in connection with the transactions contemplated thereunder.

(2)	Each Party shall ensure that its and its Affiliates’ employees, directors, officers and agents and those persons listed in Section 5.6(1)(a) and Section 5.6(1)(e), are made aware of this Section 5.6 and comply with the provisions of this Section 5.6. Each Party shall be liable to the other Party for any improper use or disclosure of such terms or information by such persons. In addition, each Party has the right to pursue causes of action or other acts against such persons.

(3)	If a Party is required to file this Agreement in any public registry, filing system or depository, including SEDAR in order to comply with Applicable Law, it shall notify the other Parties of such requirement within two Business Days of the date of this Agreement, and the Parties shall consult with each other with respect to any proposed redactions to the Agreement in compliance with Applicable Law before it is filed in any such registry, filing system or depository.

ARTICLE 6
COVENANTS

Section 6.1	Conduct of Operations

(1)	Subject to Section 6.1(2), all decisions regarding the Mine and the Mining Properties (including the Mineral Processing Facilities), including all decisions concerning the methods, extent, times, procedures and techniques of any: (i) exploration, development and mining related to the Mine, including spending on operating and capital expenditures; (ii) leaching, milling, processing or extraction; (iii) materials to be introduced on or to the Mining Properties; and (iv) sales of Minerals and terms thereof shall be made by the Project Owner, in its sole discretion.

(2)	The Seller PSA Entities shall, and shall cause each other applicable Seller Group Entity to, carry out and perform all mining operations and activities pertaining to or in respect of the Mine, the Stream Properties and the Mineral Facilities in a commercially prudent manner and in accordance with all Applicable Laws, the Authorisations, the Mine Plan and in accordance with Good Practice Standards. In addition, the Seller PSA Entities shall, and shall cause the other applicable Seller Group Entities to:

(a)	ensure that all cut-off grade, short term mine planning, long term mine planning and production decisions concerning the Stream Properties shall be based on copper prices typical of normal industry practice and be made on the assumption that the Project Owner is receiving payment for all copper produced at the Stream Properties at Copper Market Prices; and

(b)	assume copper prices typical of normal industry practice and that the Project Owner is receiving payment for all copper produced at the Stream Properties at market prices, without any consideration of the financial impact of this Agreement: (A) in any resource or reserve determination, short term mine planning, long term mine planning and production decisions concerning the Stream Properties; (B) in any studies, analyses or decisions regarding the nature or location of the ore to be mined on, the sequence of mining operations or any related financing thereof; and (C) in any determination to operate, modify, suspend or terminate the Mineral Processing Facilities.

(3)	For greater certainty, nothing in this Section 6.1 shall require the Seller PSA Entities or any of their Affiliates or any other Person to operate or continue operating the Mine if Project Owner has determined that the exploitation of the Stream Properties is not, at the relevant time, economically feasible taking into account the principles in Section 6.1(2).

Section 6.2	Processing/Commingling

(1)	The Seller PSA Entities shall process all Minerals through the Mineral Processing Facilities and ensure such processing occurs at the Mineral Processing Facilities in a manner consistent with the processing methods described in the Mine Plan. The Seller PSA Entities shall not process Other Minerals through the Mineral Processing Facilities, except in accordance with Section 6.2(2).

(2)	Without limiting Section 6.2(1), the Seller PSA Entities shall not and shall ensure that no Seller Group Entity or other Person processes Other Minerals through the Mineral Processing Facilities, or commingles such Other Minerals with, Minerals mined, produced, extracted or otherwise recovered from the Stream Properties, unless (i) the applicable Seller Group Entity has adopted and employs reasonable practices and procedures for weighing, determining moisture content, sampling and assaying and determining recovery factors (a “Commingling Plan”), such Commingling Plan to ensure the division of Other Minerals and Minerals for the purpose of determining the quantum of Minerals; (ii) Purchaser shall not be disadvantaged as a result of the processing of Other Minerals in priority to, or concurrently with, the Minerals, or Seller, acting reasonably, shall have entered into an agreement to compensate Purchaser for any such disadvantage providing for a commensurate stream interest in such Other Minerals or another form of compensation (a “Compensation Agreement”); (iii) Purchaser has approved the Commingling Plan and, if applicable, the Compensation Agreement, such approval not to be unreasonably withheld; (iv) the Seller PSA Entities shall keep all books, records, data, information required by the Commingling Plan for the same period of time as is required by the applicable taxation authorities for the retention of financial records; and (v) the Seller PSA Entities shall keep all samples required by the Commingling Plan in accordance with Good Practice Standards. The Seller PSA Entities agree to revisit the Commingling Plan and the Compensation Agreement if Purchaser determines that circumstances have changed, in order to ensure that the Commingling Plan continues to provide for the accurate measurement of Minerals and the Compensation Agreement reasonably compensates Purchaser for any disadvantage. For greater certainty, the foregoing does not apply to the handling of Minerals by an Offtaker in accordance with its standard operating procedures and Good Practice Standards.

Section 6.3	Preservation of Corporate Existence

(1)

Except for the Merger or as permitted by Section 6.6, each Seller PSA Entity shall do all things necessary or advisable to maintain its corporate existence and, in the case of Seller, remain a resident in Jersey for income tax purposes [***]. Seller shall maintain a registered office in Jersey and otherwise ensure that it satisfies all conditions required to remain a company registered in the Jersey.

(2)	Without limiting Section 6.6 and Section 11.12, other than to the extent it is a Permitted Transaction, no Seller PSA Entity shall consolidate, amalgamate with, or merge with or into, or Transfer all or substantially all of its assets to, or reorganize, reincorporate or reconstitute into or as another entity or participate in a demerger, or continue to any other jurisdiction or consummate a similar corporate event unless: (i) at the time of such consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution, demerger, Transfer, continuance or similar corporate event, the resulting, consolidated, surviving or transferee entity/(ies) assumes in favour of Purchaser all the obligations of such Seller PSA Entity under each Copper Stream Document to which such Seller PSA Entity is a party; (ii) Purchaser has provided its prior written consent to such consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution, demerger, Transfer, continuance or similar corporate event, such consent not to be unreasonably withheld; and (iii) each Seller PSA Entity acknowledges, confirms and agrees in favour of Purchaser that its obligations under each Copper Stream Document to which it is a party continue in full force and effect despite such consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution, demerger, Transfer, continuance or similar corporate event.

Section 6.4	Insurance

(1)	The Seller PSA Entities shall maintain with reputable insurance companies, insurance (including business interruption insurance) with respect to the Project Assets and the operations of the Project Owner conducted on and in respect of the Mine against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar operations in similar locations, which shall include insurance on each shipment of Minerals from the Mine to the extent such insurance is available to the Seller PSA Entities on reasonable commercial terms, until risk of loss for such shipment has been transferred to the Offtaker.

(2)	Seller shall, upon request of Purchaser, furnish to Purchaser a certificate setting forth the nature and extent of all insurance maintained by or on behalf of the Seller PSA Entities in accordance with Section 6.4(1) and confirming its adequacy and sufficiency. Seller shall, upon the request of Purchaser, provide Purchaser with copies of all insurance policies as in effect from time to time relating to the Project Assets.

(3)	All of the insurance policies relating to the Project Assets and the operations conducted thereon (and all policies of reinsurance issued in connection therewith) shall specify Purchaser as an additional insured and as a loss payee and contain such endorsements in favour of Purchaser as Purchaser shall reasonably require.

(4)	The Seller PSA Entities shall not do or omit to do anything, or cause anything to be done or omitted to be done, whereby any insurance required to be effected hereunder would, or would be likely to, be rendered void or voidable or suspended, impaired or defeated in whole or in part.

Section 6.5	Project Assets

The Seller PSA Entities shall:

(a)	except pursuant to a Transfer in compliance with Section 6.6, cause the Project Owner to be the only legal and beneficial owner of, and ensure that, other than as arising under the Permitted Encumbrances or as a result of a Permitted Disposal, no other Person holds or acquires any ownership right, title or interest in, the Project Assets;

(b)	subject to Section 6.13, keep the Stream Properties in good standing;

(c)	cause the Project Owner to maintain all Authorisations necessary to operate the Mine in good standing and construct, develop and operate the Mine in a commercial prudent manner consistent with the Mine Plan and Good Practice Standards and in compliance with all Applicable Laws; and

(d)	if Project Owner intends to stockpile, store, warehouse or otherwise place Minerals off the Stream Properties, before doing so, the Seller PSA Entities shall obtain from the property owner, operator or both, as applicable, where such stockpiling, storage, warehousing or other placement occurs, to provide in favour of Purchaser a written acknowledgement in form and substance satisfactory to Purchaser, acting reasonably, which provides that Project Owner’s and/or its Affiliates’, as applicable, rights to the Produced Copper shall be preserved and which acknowledges Purchaser’s Encumbrances thereon and provides Purchaser with a right of access in the event of enforcement by Purchaser of the Copper Stream Security Documents.

Section 6.6	Transfers

(1)	Except with the prior written consent of Purchaser, the Seller PSA Entities shall not, and shall cause the other Seller Group Entities to not:

(a)	permit, suffer or allow the Project Owner to Transfer, in whole or in part, or otherwise cease to hold (other than as contemplated by Section 6.5(b) or Section 6.6(3) or a transfer of Minerals in the ordinary course of business) all beneficial and legal title of, the Mining Properties and the other Project Assets or any right, title or interest therein;

(b)	Transfer, in whole or in part, or otherwise cease to hold (other than as contemplated by Section 6.5(b) or Section 6.6(3)), their direct or indirect interests in MAC Australia and the Project Owner; or

(c)	agree to, or enter into any agreement, arrangement or other transaction with any Person that would cause, or otherwise allow or permit to exist, a Change of Control of any Seller PSA Entity.

(2)	Notwithstanding Section 6.6(1)(c), the prior written consent of Purchaser shall not be required in connection with a Change of Control of Seller if:

(a)	the Acquiror is an Approved Acquiror;

(b)	the Acquiror (if the Acquiror is not controlled by any other person) or the Person that is not controlled by any other Person that controls the Acquiror executes and delivers to Purchaser on the closing of such Change of Control a guarantee of the payment and performance of all of the Copper Stream Obligations, substantially in form and substance as set out in the Guarantee, and satisfactory to Purchaser, acting reasonably;

(c)	there is no Event of Default (or an event which with notice or lapse of time or both would become an Event of Default) that has occurred and is continuing as at the date of the Change of Control; and

(d)	each Seller PSA Entity acknowledges, confirms and agrees in favour of Purchaser that its obligations under each Copper Stream Document to which it is a party continue in full force and effect both before and after giving effect to such Change of Control.

(3)	Notwithstanding Section 6.6(1)(a), the Project Owner may proceed with any Permitted Disposal.

Section 6.7	Offtake Agreements

(1)	The Seller PSA Entities shall ensure that: (i) when Minerals that contain any marketable metal are to be sold or otherwise disposed of, all such Minerals are sold by Seller to an Offtaker pursuant to an Offtake Agreement; and (ii) no Seller Group Entity shall smelt, refine or beneficiate any Produced Copper and the final sale or delivery of Produced Copper shall only be made to an Offtaker pursuant to an Offtake Agreement.

(2)	The Seller PSA Entities shall ensure that all Offtake Agreements entered into by Seller (or any other Seller Group Entity) shall be on commercially reasonable arm’s length terms and conditions for marketable and metal-bearing material similar in make-up and quality to those derived from the Minerals, and shall include (i) industry standard reporting and payment settlement protocols, (ii) provisions that require the delivery of metals return statements, provisional and final settlement sheets and invoices and certificates for final shipped moisture content and analyses and assays evidencing the amount of Minerals, and (iii) provisions that require appropriate and separate sampling, assaying, weighing and moisture determination procedures so that Seller (or any other Seller Group Entity) and the applicable Offtaker can determine the grade or content of silver, copper and other metals in each delivery to an Offtaker.

(3)	The Seller PSA Entities shall, and shall cause the other Seller Group Entities to, deliver all Minerals that include marketable metal to each Offtaker in such quantity, description and amounts and at such times and places as required under and in accordance with each Offtake Agreement.

(4)	Seller shall promptly provide to Purchaser confirmation of the terms of any such Offtake Agreement and, within 5 days after the execution thereof by each of the parties thereto, Seller shall provide to Purchaser a final signed copy of such Offtake Agreement and use its commercially reasonable efforts to avoid any requirement for the redaction of any part thereof, failing which, such Offtake Agreement shall be provided subject to the redactions required by any such Offtake Agreements.

Section 6.8	Material Contracts

(1)	The Seller PSA Entities shall take, and shall cause the other Seller Group Entities to take, all commercially reasonable steps to enforce their respective rights and remedies under each Material Contract with respect to any breaches of the terms thereof (including in the case of any Offtake Agreement, any breaches relating to the timing and amount of Offtaker settlements). Seller shall promptly notify Purchaser in writing when any dispute arising out of or in connection with any Material Contract is commenced and shall provide Purchaser with timely updates of the status of any such dispute and the final decision and award of the court or arbitration panel with respect to such dispute, as the case may be.

(2)	The Seller PSA Entities shall promptly following execution thereof deliver to Purchaser copies of all Material Contracts and any and all amendment thereto.

(3)	Upon the request of Purchaser following:

(a)	any Seller PSA Entity entering into a new Material Contract; or

(b)	a Person obtaining an interest in a Tenement,

in each case that Purchaser determines, after consulting Seller in good faith, requires a side agreement, the relevant Seller PSA Entity shall enter into, and each Seller PSA Entity shall use its reasonable endeavours to procure that the counterparty to the Material Contract enters into a side agreement in form and of substance satisfactory to Purchaser (acting reasonably) under which that counterparty consents to the Seller PSA Entity granting Security over all of its rights, title and interest in, to and under the Material Contract or Tenement, as the case may be.

Section 6.9	Restrictions on PSA Entities

(1)	Project Owner shall not, and the Seller PSA Entities shall not permit Project Owner to:

(a)	carry on any business other than the business of operating the Mine including exploration and development activities, and all other ancillary activities related thereto, or as required to perform its obligations under Applicable Law or the Transaction Documents;

(b)	own or lease any real or personal property, other than as required to carry on the business described in Section 6.9(1)(a), except any real or personal property that is not material to Project Owner;

(c)	incur, assume, be liable for or permit to exist any liabilities or obligations (contingent or otherwise, and excluding Financial Indebtedness), other than such liabilities or obligations as reasonably required to carry on the business described in Section 6.9(1)(a);

(d)	incur, assume, be liable for or permit to exist any Financial Indebtedness other than Permitted Indebtedness;

(e)	grant, incur, assume or permit to exist any Encumbrance (other than any Permitted Encumbrances) on the property or assets of Project Owner (including, for greater certainty, the Project Assets); or

(f)	make any loan to, or make any investment in, its direct or indirect security holders or their Affiliates other than, after the Whitewash Completion Date, another Seller PSA Entity or any Permitted Loan.

(2)	Seller shall not:

(a)	carry on any business other than as holding company and as required to perform its obligations under the Transaction Documents and activities ancillary thereto;

(b)	own or lease any real property (other than a lease of immaterial office space) or material personal property (other than holding the Deposit, cash, any Refined Copper to be delivered hereunder or any refined silver to be delivered pursuant to the Silver Stream Documents) and Equity Securities in wholly-owned Subsidiaries;

(c)	incur, assume, be liable for or permit to exist any Financial Indebtedness or other liabilities or obligations (contingent or otherwise), other than: (i) obligations of Seller under the Transaction Documents; (ii) any liabilities and obligations (excluding Financial Indebtedness) necessary for the performance of its obligations under the Transaction Documents; (iii) obligations under any Subordinated Intercompany Debt; (iv) any legal, accounting, tax, administration, corporate maintenance or similar liabilities arising in the ordinary course of its business; or (v) other Permitted Indebtedness;

(d)	grant, incur, assume or permit to exist any Encumbrance on its property or assets, other than the Security and Permitted Encumbrances; or

(e)	make any loan to, guarantee the obligations of, provide for other credit support for, or make any investment in, its direct or indirect Subsidiaries, other than by way of Subordinated Intercompany Debt or any Permitted Loan.

(3)	MAC Australia shall not:

(a)	carry on any business other than holding the shares of Project Owner or as required to perform its obligations under the Transaction Documents;

(b)	own or lease any real property or own or lease any personal property, other than as required to carry on the business described in Section 6.9(3)(a), other than the shares of Project Owner and cash or investment securities;

(c)	incur, assume, be liable for or permit to exist any liabilities or obligations (contingent or otherwise, and excluding Financial Indebtedness), other than such liabilities or obligations as reasonably required to carry on the business described in Section 6.9(3)(a);

(d)	incur, assume, be liable for or permit to exist any Financial Indebtedness other than (i) its obligations under the Transaction Documents; (ii) any liabilities and obligations (excluding Financial Indebtedness) necessary for the performance of its obligations under the Transaction Documents; (iii) obligations under any Subordinated Intercompany Debt; or (iv) any legal, accounting, tax, administration, corporate maintenance or similar liabilities arising in the ordinary course of its business;

(e)	grant, incur, assume or permit to exist any Encumbrance (other than any Permitted Encumbrances) on any present or after acquired property or assets of MAC Australia; or

(f)	make any loan to or make any investment in, its direct or indirect security holders or their Affiliates other than another Seller PSA Entity and by way of Subordinated Intercompany Debt or any Permitted Loan.

Section 6.10	Separation Requirements

The Seller PSA Entities shall ensure that the Project Owner and each other Seller PSA Entity will be treated for all purposes as a separate Person in its dealings from all other Persons (including other Seller PSA Entities), including by ensuring that each of the Project Owner and the other Seller PSA Entities will (i) maintain books and records separate from any other Person; (ii) maintain its accounts separate from those of any other Person; (iii) conduct its own business in its own name; (iv) maintain separate financial statements or records (noting that this does not limit or prohibit the Seller Group Entities or the Seller PSA Entities preparing consolidated financial statements); (v) pay any liabilities out of its own funds; (vi) use separate invoices and cheques; (vii) hold itself out as a separate Person; (viii) correct any known misunderstanding regarding its separate identity; and (ix) engage in dealings with its Affiliates in a manner that respects its separate corporate identity.

Section 6.11	Related Party Transactions

Without limiting any other provision of this Agreement, the Seller PSA Entities shall ensure that any Related Party Transaction entered into by the Seller PSA Entities shall be:

(a)	in the ordinary course of business, at prices and on terms and conditions that are commercially reasonable and could be obtained in a similar arm’s length transaction; and

(b)	subject to a Subordination Deed in accordance with Section 7.1(5).

Section 6.12	Distributions.

The Seller PSA Entities and the Project Owner shall not:

(a)	make any Distribution other than: (i) Distributions by the Project Owner and MAC Australia necessary for Seller to fulfill its Copper Stream Obligations and the Silver Stream Obligations; (ii) Distributions by the Project Owner and MAC Australia in a reasonable amount in respect of management salaries, director and auditor’s fees and similar expenses of Seller relating to the administration of the Project Owner as required pursuant to any Related Party Transaction that complies with the requirements of Section 6.11 (iii) Distributions by the Project Owner to MAC Australia provided that each of the Project Owner and MAC Australia has delivered the Copper Stream Security Documents required to be delivered by it pursuant to this Agreement and provided such Copper Stream Security Documents remain in effect; (iv) payments made on account of Permitted Indebtedness or (vi) any other Distribution provided that the amount of cash or Cash Equivalent Investments (net of any redemption costs) freely available to the Seller PSA Entities immediately following the Distribution is not less than US$30,000,000 and no Event of Default is continuing or would occur as a result of making the Distribution;

(b)	upon the occurrence of a Trigger Event and until 90 days after any such Trigger Event has been remedied or in the event the making of a Distribution would cause a Trigger Event, make any Distribution; or

(c)	permit Project Owner or any Seller PSA Entity to be subject to any restrictions on its ability to make Distributions (whether by way of dividend, debt repayment or otherwise) to MAC Australia or Seller that would impede in any manner Seller’s ability to make payments under this Agreement to Purchaser as and when provided for herein.

Section 6.13	Abandonment

Project Owner may abandon, surrender, relinquish or allow to lapse or expire any of the Stream Properties (an “Abandonment”, and “Abandon” and “Abandoned” shall have corresponding meanings) if Project Owner determines, acting in a commercially reasonable manner, that it is not economical to mine the Minerals from such Stream Properties that it proposes to Abandon and the Seller PSA Entities have provided Purchaser with at least ninety (90) days’ prior written notice of such Abandonment and the Seller PSA Entities have not received from Purchaser, at least 30 days before the proposed date of the Abandonment, written notice that Purchaser desires Project Owner to convey or cause the conveyance of such Stream Properties to be Abandoned (the “Abandonment Property”) to Purchaser or an assignee thereof. If such a written notice is received by the Seller PSA Entities from Purchaser, the Seller PSA Entities shall, in exchange for consideration of one U.S. Dollar, acting in good faith, use commercially reasonable efforts to convey or cause the conveyance of the Abandonment Property to Purchaser on an as is, where is basis and at the sole cost, risk and expense of Purchaser and shall thereafter have no further obligation to maintain the title to such Abandonment Property. If Purchaser does not give such written notice to the Seller PSA Entities within the prescribed period of time, Project Owner may Abandon such Abandonment Property and shall thereafter have no further obligation to maintain the title to such Abandonment Property or maintain such Abandonment Property in good standing.

Section 6.14	Not Used

Section 6.15	Code of Conduct

(1)	Within twelve months of the Closing Date, Seller shall cause the Seller Group Entities to establish a code of conduct setting out the principles to guide the conduct of business and affairs of the Seller Group Entities including environmental and governance standards, relationship with indigenous peoples and communities in which it operates and compliance with Anti-Corruption Laws and Anti-Terrorism Laws. Such code of conduct shall be satisfactory to Purchaser, acting reasonably and approved by the board of directors of Seller and the other Seller Group Entities (the “Code of Conduct”).

(2)	Seller shall abide by the Code of Conduct and shall take all commercially reasonable steps to obtain compliance by its employees, consultants and agents with the Code of Conduct.

(3)	Seller shall not, and shall cause the Seller Group Entities to not, terminate, replace, amend or otherwise vary the principles set out in the Code of Conduct except as considered necessary or appropriate to adhere to higher standards or practices.

(4)	Within twelve months of the Closing Date, Seller shall join the United Nations Global Compact, implement the principles thereof and comply with the applicable reporting obligations thereunder.

Section 6.16	Anti-Corruption and Anti-Terrorism Laws

The Seller PSA Entities shall, and shall cause each Seller Group Entity to (i) comply with applicable Anti-Terrorism Laws and Anti-Corruption Laws, (ii) refrain from dealing in, or otherwise engaging in any transaction related to, any property or interests in property obtained in contravention or blocked pursuant to any applicable Anti-Terrorism Laws or Anti-Corruption Laws, or engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Anti-Terrorism Laws or Anti-Corruption Laws, and (iii) take all measures appropriate in the circumstances (in any event as required by Applicable Law) to provide reasonable assurance that each Seller Group Entity is and will continue to be in compliance with applicable Anti-Terrorism Laws and Anti-Corruption Laws.

Section 6.17	Sanctions

(1)	Each Seller PSA Entity shall not, and shall cause each Seller Group Entity to not, engage in, or be a party to, any transaction or activity:

(a)	with a Sanctioned Person;

(b)	with a Person who is owned or controlled, either directly or indirectly, by, or is otherwise acting on behalf of, a Sanctioned Person;

(c)	that is for the benefit of a Sanctioned Person; or

(d)	that would amount to a breach of any applicable Sanctions.

(2)	Neither any Seller PSA Entity nor any of its shareholders, Affiliates, directors, officers, employees, agents or representatives will directly or indirectly, use the proceeds of the Deposit or any Copper Cash Price payable hereunder, or lend, contribute, or otherwise make available such proceeds to any Affiliate, joint venture partner, or other Sanctioned Person:

(a)	to fund any activities or business of or with a Sanctioned Person or for the benefit of a Sanctioned Person; or

(b)	in any manner that would be prohibited by applicable Sanctions or would otherwise cause Purchaser to be in breach of any applicable Sanctions.

(3)	Each Seller PSA Entity undertakes that it will not fund any of its operations or deliveries of Refined Copper hereunder with proceeds derived from any transaction that would be prohibited by applicable Sanctions or would otherwise cause Purchaser to be in breach of any applicable Sanctions.

Section 6.18	Financial Covenants

(1)	The Seller PSA Entities shall ensure that at all times:

(a)	the ratio of Total Net Debt to EBITDA shall not be more than 3.5:1 on any date during the period from the Closing Date to the date falling 12 months after the Closing Date and shall not be more than 3.25:1 on any date thereafter;

(b)	prior to the Deposit Reduction Date, the Reserve Tail Ratio is projected to be greater than 25% at the latest maturity date of any and all Permitted Secured Debt referred to in paragraph (a) and (c) of the definition thereof; and

(c)	prior to the Deposit Reduction Date, the aggregate of Available Cash and Cash Equivalent Investments of MAC Australia and its Subsidiaries is at least US$30,000,000. During the period from the Closing Date to the date falling 12 months after the Closing Date, the calculation of Available Cash will include any undrawn portion of Facility B under the Senior Project Acquisition Facility.

(2)	The covenants in Section 6.18(1) shall be tested as at each date an Annual Compliance Certificate must be delivered in accordance with Section 5.1(5)(a). The covenants in Section 6.18(1)(a) and Section 6.18(1)(c) shall be tested by reference to the latest financial statements delivered under Section 5.1(5) and the covenant in Section 6.18(1)(b) shall be tested by reference to the Base Case Financial Model.

(3)	If a covenant set out in Section 6.18(1)(a) or Section 6.18(1)(c) is not satisfied at any time (a "Relevant Breach"), a Seller PSA Entity may procure that the Relevant Breach is cured in accordance with Section 6.18(4).

(4)	Subject to Section 6.18(5), a Relevant Breach may be cured by a Seller PSA Entity prepaying the Senior Project Acquisition Facility in part in such as amount as would result in the relevant covenant in Section 6.18(1) being complied with no later than 30 days after notifying Purchaser of an actual or anticipated breach of such covenant. The prepayment must be funded by either or both of:

(a)	a subscription for shares or other equity interests in Seller or other cash funding from a Seller PSA Entity; or

(b)	proceeds from any subordinated loans (or other financial accommodation) which are permitted as Permitted Indebtedness.

(5)	Seller shall not be entitled to the remedy set out in to Section 6.18(4) if:

(a)	Seller has already exercised the remedy three times since the Closing Date; or

(b)	during the period since the covenant was last tested.

Section 6.19	Taxation

(1)	Each Seller PSA Entity and the Project Owner shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to Purchaser under Section 5.1(5); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have an Adverse Impact.

(2)	No Seller Group Entity may change its residence for Tax purposes.

(3)	Each Seller PSA Entity undertakes to ensure that the Tax Sharing Agreement and Tax Funding Agreement delivered pursuant to Section 3.2 are maintained in full force and effect and that each member of that Tax Consolidated Group complies with that Tax Sharing Agreement and Tax Funding Agreement, and they are not varied without Purchaser’s consent.

(4)	No Seller PSA Entity may enter into a deed of cross guarantee or assumption deed with any entity which is not a Seller PSA Entity for the purposes of ASIC Corporations (Wholly-owned Companies) Instrument 2016/785.

ARTICLE 7
GUARANTEES AND SECURITY

Section 7.1	Guarantees and Security

(1)	On or prior to the Closing Date, MAC Australia shall (i) execute and deliver a guarantee in favour of Purchaser, in form and substance satisfactory to Purchaser, acting reasonably, guaranteeing the payment and performance, when due, of all Copper Stream Obligations (the “Holdco Guarantee”) and (ii) grant to Purchaser continuing and first ranking priority charges, pledges and security interests in, to and over all of its present and after-acquired property (subject only to Permitted Encumbrances) as security for its obligations under the Holdco Guarantee and the other Copper Stream Documents, all pursuant to the Copper Stream Security Documents listed below its name in Schedule G (collectively, the “Holdco Security Agreements”), in form and substance satisfactory to Purchaser, acting reasonably.

(2)	On or prior to Closing Date, Seller shall grant to Purchaser continuing and first ranking priority charges, mortgages, assignments by way of security, pledges and security interests in, to and over all of its present and after-acquired property, other than the Excluded Shares, (subject only to Permitted Encumbrances) as security for its obligations hereunder and the other Copper Stream Documents, all pursuant to the Copper Stream Security Documents listed below its name in Part I of Schedule G (collectively, the “Seller Security Agreements”), in form and substance satisfactory to Purchaser, acting reasonably.

(3)	Within 5 Business Days following the Whitewash Completion Date and in any event contemporaneously with the execution and delivery of any Transaction Security Document by the Project Owner, the Project Owner shall execute and deliver a guarantee in favour of Purchaser, in form and substance satisfactory to Purchaser, acting reasonably, guaranteeing the payment and performance, when due, of all Copper Stream Obligations (the “Project Owner Guarantee”), in form and substance satisfactory to Purchaser, acting reasonably.

(4)	Within 5 Business Days following the Whitewash Completion Date and in any event contemporaneously with the execution and delivery of any Transaction Security Document by the Project Owner, Project Owner shall grant to Purchaser continuing and first ranking priority charges, pledges and security interests in, to and over all of its present and after-acquired property (subject only to Permitted Encumbrances) as security for its obligations under the Project Owner Guarantee and the other Copper Stream Documents, all pursuant to the Copper Stream Security Documents listed below its name in Schedule G (collectively, the “Project Owner Security Agreements”), in form and substance satisfactory to Purchaser, acting reasonably.

(5)	The Seller PSA Entities shall cause each Seller Group Entity to whom any indebtedness is owed by a Seller PSA Entity (including pursuant to a Related Party Transaction), to execute and deliver a Subordination Deed.

(6)	The Seller PSA Entities shall cause all such general security agreements, assignments, real estate mortgages, mining mortgages over the tenements, control agreements, pledges and other agreements, instruments and documents to be executed and delivered, and all such further acts and things to be taken, as Purchaser may from time to time reasonably require to obtain, perfect, maintain and preserve first ranking prior perfected charges and security interests (subject to prior ranking Permitted Encumbrances) in, to and over all of each Seller PSA Entity’s property and assets (other than the Excluded Shares) in all appropriate jurisdictions. In addition to the foregoing, in the event of any acquisition, extension, renewal, replacement, conversion or substitution of any of the Mining Properties (or any part thereof), then Seller PSA Entities shall immediately notify Purchaser of such event and execute and deliver, or cause to be executed and delivered, all agreements, documents, instruments and registrations, and do all such further acts and things as Purchaser may require, to obtain perfect and preserve a first ranking security interest in such tenement, right or interest or resulting tenement, right or interest, or such other Mining Property as security for the payment and performance, when due, of all Copper Stream Obligations.

(7)	The Seller PSA Entities shall not, and shall cause each other Seller Group Entity to not, contest in any manner the effectiveness, validity, binding nature or enforceability of this Agreement or any of the Copper Stream Security Documents.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

Section 8.1	Representations and Warranties of the Seller PSA Entities

The Seller PSA Entities, acknowledging that Purchaser is entering into this Agreement in reliance thereon, hereby jointly and severally make:

(a)	as of the date of execution of this Agreement, the representations and warranties to Purchaser set forth in Parts 1 and 3 of Schedule C; and

(b)	as at the Closing Date, the representations and warranties to Purchaser set forth in Parts 1, 2 and 3 of Schedule C.

Such representations and warranties shall be deemed to be repeated (on the date of the relevant certificate) to the extent that they are certified to be true and correct in a certificate delivered by any Seller PSA Entity pursuant to Section 3.2(1) and Schedule K and each Annual Compliance Certificate.

Section 8.2	Representations and Warranties of Purchaser

Purchaser, acknowledging that the Seller PSA Entities are entering into this Agreement in reliance thereon, hereby makes, as of the date of execution of this Agreement, the representations and warranties to the Seller PSA Entities set forth in Schedule D.

Section 8.3	Survival of Representations and Warranties

The representations and warranties set forth above shall survive the execution and delivery of this Agreement.

Section 8.4	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of the Seller PSA Entities, it shall be deemed to refer to the actual knowledge of any director or officer of the Seller PSA Entities, and all knowledge which such persons would have if such Person made due enquiry into the relevant subject matter having regard to the role and responsibilities of such Person as an officer or director of the Seller PSA Entities, as applicable.

ARTICLE 9
DEFAULTS AND DISPUTES

Section 9.1	Events of Default

Each of the following events or circumstances constitutes an event of default (each, an “Event of Default”):

(a)	Seller fails to sell and deliver Refined Copper to Purchaser on the terms and conditions set forth in this Agreement within ten Business Days of receipt of notice from Purchaser notifying Seller of such default;

(b)	any Seller PSA Entity is in breach or default of any of its covenants or obligations set forth in any Copper Stream Document in any material respect (other than a breach or default of the covenants and obligations referenced in Section 9.1(a)), and such breach or default is not remedied within 30 days following the earlier of (i) delivery by Purchaser to Seller of written notice of such breach or default, and (ii) such Person becoming aware of such breach;

(c)	any representations or warranty made or deemed to be made by a Seller PSA Entity in any Copper Stream Document is or proves to be incorrect or misleading in any material respect (or in any respect in the case of representations and warranties that are qualified by materiality), and such breach or default is not remedied within 30 days following the earlier of (i) delivery by Purchaser to Seller of written notice, and (ii) such Person becoming aware of the misrepresentation;

(d)	any Financial Indebtedness of any Seller PSA Entity (i) is not paid when due nor within any original grace period, or (ii) is declared to be or otherwise becomes due and payable before its specified maturity date as a result of a default or review event (however described) or any commitment for any Financial Indebtedness of any Seller PSA Entity is cancelled or suspended by a creditor or any of them as a result of an event of default or review event (however described) or any creditor of any Seller PSA Entity becomes entitled to declare any Financial Indebtedness due and payable prior to its stated maturity date as a result of an event of default or review event (however described). Provided that, no Event of Default will occur under this Section 9.1(d) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling with this section is less than US$10,000,000 (or its equivalent in any other currency or currencies);

(e)	any action is taken by a Person to enforce any Encumbrance in, over or against any of the Collateral or any of the assets used in connection with the Mine which if successful would result in an Adverse Impact;

(f)	any substantial portion of the Stream Properties or other Project Assets is expropriated by a Governmental Authority, or a Governmental Authority otherwise takes any action the result of which is that all or substantially all of the rights, privileges and benefits pertaining to or associated with all or any part of the Stream Properties cease being for the benefit or entitlement of the Project Owner, whether as a result of ceasing to own such part of the Stream Properties or otherwise;

(g)	a provision of a Copper Stream Document is or becomes or is claimed by a party other than Purchaser to be wholly or partly invalid, void, voidable or unenforceable in any material respect;

(h)	any event or circumstance where the Intercreditor Deed becomes wholly or partly invalid, void, voidable or unenforceable or illegal in any respect;

(i)	it is or becomes unlawful for a Seller PSA Entity to perform any of its obligations under the Copper Stream Documents or any Security created or expressed to be created or evidenced by the Copper Stream Security Documents ceases to be effective or to constitute an Encumbrance having the priority stipulated herein over the Collateral (subject to any Permitted Encumbrances) and any such default has not been remedied within 30 days following the earlier of (i) delivery by Purchaser to Seller of written notice of such event or default, and (ii) any Seller PSA Entity becoming aware of such event or default, provided that: (A) such default is capable of being cured; and (B) Purchaser shall not suffer any material prejudice as a result of the delay;

(j)	the occurrence of a Change of Control of any Seller PSA Entity, other than a Change of Control of Seller that is permitted in accordance with Section 6.6(2);

(k)	the occurrence of an Insolvency Event of Default;

(l)	any event or series of events, whether related or not, occurs (including a material adverse change in the business, assets or financial condition of any Seller PSA Entity or the value of the Collateral) which has or is reasonably likely to have an Adverse Impact;

(m)	any Seller PSA Entity repudiates a Copper Stream Document or evidences an intention to repudiate a Copper Stream Document;

(n)	the shares of Seller are removed from the official list of the New York Stock Exchange; or

(o)	any Event of Default under and as defined in the Silver Purchase Agreement..

Section 9.2	Remedies

(1)	If an Event of Default occurs and is continuing, Purchaser shall have the right, upon written notice to Seller, at its option and in addition to and not in substitution for any other remedies available at law or equity, to take any or all of the following actions in its sole discretion:

(a)	demand all amounts and deliveries owing by any of the Seller PSA Entities to Purchaser, including pursuant to Section 9.3, and set off any such amount in accordance with Section 10.5;

(b)	bring an action for provisional remedies or institute arbitration proceedings for damages or specific performance, in each case, in accordance with Section 9.5;

(c)	terminate this Agreement by written notice to the Seller PSA Entities and, without limiting Section 9.2(1)(a) and Section 9.2(1)(b), demand all Losses suffered or incurred as a result of the occurrence of such Event of Default and termination, including damages based on Purchaser’s loss of the benefits of this Agreement calculated as the greater of (i) the IRR Amount, and (ii) Losses determined in accordance with Section 9.3(4), and all such deliveries and amounts shall become immediately due and payable upon demand; or

(d)	enforce the Security.

(2)	The Parties hereby acknowledge and agree that: (i) Purchaser will be damaged by an Event of Default; (ii) it would be impracticable or extremely difficult to fix the actual damages resulting from an Event of Default; (iii) any sums payable in accordance with Section 9.2(1)(c) (including any sums based on the Stream NPV) with respect to an Event of Default are in the nature of liquidated damages, not a penalty, and are fair and reasonable; and (iv) the amount payable in accordance with Section 9.2(1)(c) or with respect to an Event of Default represents a reasonable estimate of fair compensation for the Losses that may reasonably be anticipated from such Event of Default in full and final satisfaction of all amounts owed in respect of such Event of Default.

Section 9.3	Indemnity

(1)	Each of the Parties agrees to indemnify and save harmless the other Parties and their respective Affiliates and directors, officers, employees and agents from and against any and all Losses suffered or incurred by any of the foregoing Persons in connection with:

(a)	any inaccuracy in or default or breach of any representation or warranty of such Party contained in this Agreement;

(b)	any breach or non-performance by such Party of any covenant or obligation to be performed by it pursuant to this Agreement;

(c)	in the case of indemnification by any of the Seller PSA Entities, an Event of Default; and

(d)	pursuing any remedies to which a Party is entitled hereunder.

(2)	This Section 9.3 is:

(a)	a continuing obligation, separate and independent from the Parties’ other obligations and survives the termination of this Agreement; and

(b)	absolute and unconditional and unaffected by anything that might have the effect of prejudicing, releasing, discharging or affecting in any other way the liability of the Party giving the indemnity.

(3)	It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity under this Agreement.

(4)	In determining the Losses suffered or incurred by Purchaser in connection with or relating to any future period (including in connection with any claim for anticipatory breach, any claim in a proceeding in connection with an Insolvency Event of Default where this Agreement is disclaimed, or in connection with the frustration, fundamental breach or termination of this Agreement other than in accordance with Section 4.1), such Losses shall include the net present value of the Refined Copper that would have reasonably been expected to have become due to be delivered by Seller to Purchaser hereunder and all other amounts that would have reasonably been expected to have become payable to Purchaser hereunder (including any amounts payable pursuant to Section 4.2), but for the event giving rise to the need to determine such Losses, less the payments that would have reasonably been expected to have become payable to Seller by Purchaser with respect to such Refined Copper, all determined in accordance with Schedule F (the “Stream NPV”). The Stream NPV shall be based on the principles, assumptions and procedures set forth on Schedule F.

Section 9.4	Disputed Reports

(1)	Any invoice or report provided pursuant to Section 5.1 and all deliveries of Refined Copper under this Agreement shall be deemed final and conclusive for all purposes with no adjustments, revisions or obligation to deliver any additional Refined Copper or return any delivered Reference Copper, or make or return any additional payment in respect of delivered Reference Copper, unless either Party notifies the other in writing (a “Dispute Notice”) that it disputes an invoice, report or quantity of Refined Copper previously delivered within three years from the date of delivery of such invoice, report or quantity of Refined Copper.

(2)	Purchaser and Seller shall have 60 days from the date the Dispute Notice is delivered to resolve the dispute. If Purchaser and Seller have not resolved the dispute within such period, then Purchaser shall have the right to require Seller to deliver an Auditor’s Report with respect to the subject matter of the dispute. Each of the parties agrees to deliver such Books and Records as may be reasonably requested by the Person completing the Auditor’s Report.

(3)	The costs of the Auditor’s Report shall be paid by Purchaser, unless the Auditor’s Report concludes that the Reference Copper for the period covered by the Dispute Notice is greater than the number of tonnes of Refined Copper actually delivered in respect of such period, in which event the cost of the Auditor’s Report shall be for the account of Seller.

Section 9.5	Disputes

If a Dispute arises between the Parties (and for this purpose any of the Seller Group Entities involved in the Dispute shall be deemed to be one Party, and Purchaser the other Party), including with respect to an Auditor’s Report, the Parties shall promptly and in good faith attempt to resolve such Dispute through negotiations conducted in the following manner:

(a)	the disputing Party shall give written notice to the other Parties to the Dispute, which notice shall include a statement of the disputing Party’s position and a summary of the arguments supporting its position;

(b)	within 20 days after receipt of such notice, each receiving Party shall submit a written response to the disputing Party which shall also include a statement of the receiving Party’s position and a summary of the arguments supporting its position;

(c)	the Chief Executive Officer or President of each of the Parties to the Dispute shall meet at a mutually acceptable time and place, but in any event within 30 days after issuance of the disputing Party’s written notice to attempt to resolve the Dispute; and

(d)	if the Dispute has not been resolved within ten days after such meeting, it shall be settled by binding arbitration administered by the International Center for Dispute Resolution, and any Party may so refer such dispute, controversy or claim to binding arbitration. Such referral to binding arbitration shall be to one qualified arbitrator in accordance with the Arbitration Rules, which Arbitration Rules shall govern such arbitration proceeding. The place of arbitration shall be London, England, and the language of arbitration shall be English. The determination of such arbitrator shall be final and binding upon the Parties and the costs of such arbitration shall be as determined by the arbitrator. Judgment on the award may be entered in any court having jurisdiction. The Parties covenant and agree that they shall conduct all aspects of such arbitration having regard at all times to expediting the final resolution of such arbitration. This Section 9.5 shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction.

(e)	The provisions of this Agreement providing for the resolution of Disputes shall not operate to prevent recourse to any court by Purchaser with respect to injunctions, receiving orders and orders regarding the detention, preservation and inspection of property, including the Mining Properties or any part(s) thereof, or whenever enforcement of an arbitration award reasonably requires access to any remedy which an arbitrator has no power to award or enforce. Each Seller Group Entity expressly attorns to such proceedings and waives any objections on the basis of jurisdiction, including forum non conveniens.

Section 9.6	Insolvency Event

The Parties acknowledge and agree that, if, as a result of any Insolvency Event of Default affecting any Seller PSA Entity, a Governmental Authority of competent jurisdiction permits such Seller PSA Entity to repudiate its obligations under this Agreement, such repudiation will not affect the obligations of the other Seller Group Entities, and this Agreement will remain in full force with respect to the other Seller Group Entities.

ARTICLE 10
ADDITIONAL PAYMENT TERMS

Section 10.1	Payments

All cash payments due by one Party to another under this Agreement shall be made in U.S. dollars and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by the other Party in writing from time to time.

Section 10.2	Taxes

(1)	All deliveries of Refined Copper and all amounts paid or retained hereunder by the Seller PSA Entities to Purchaser shall be made without any deduction, withholding, charge or levy for or on account of any Taxes, all of which shall be for the account of the Party making such delivery or payment. If any such Taxes are so required to be deducted, withheld, charged or levied by the Seller PSA Entity making such delivery or payment, then (i) Seller shall make, in addition to such delivery or payment, such additional delivery or payment as is necessary (“Additional Amounts”) to ensure that the net amount received by Purchaser (free and clear and net of any such Taxes, including any Taxes required to be deducted, withheld, charged or levied on any such additional amount) equals the full amount Purchaser would have received had no such deduction, withholding, charge or levy been required and (ii) the Seller PSA Entities shall pay the full amount deducted to the relevant taxation or other authority in accordance with Applicable Law; provided, however, that no such Additional Amount shall be made in respect of Taxes to the extent such Taxes are Excluded Taxes.

(2)	If Purchaser becomes liable for any Tax, other than Excluded Taxes, imposed on any deliveries or payments under this Agreement, the Seller PSA Entities shall jointly and severally agree to indemnify Purchaser for such Tax, and the indemnity payment shall be increased as necessary so that after the imposition of any Tax on the indemnity payment (including Tax in respect of any such increase in the indemnity payment), Purchaser shall receive the full amount of Taxes for which it is liable, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Purchaser shall be conclusive absent manifest error.

(3)	If Purchaser is entitled to an exemption from or reduction of Taxes under the law of the jurisdiction in which Seller is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to any payments made in respect of this Agreement, Purchaser shall, at the request of Seller, deliver to Seller, at the time or times prescribed by Applicable Law or reasonably requested by Seller, such properly completed and executed documentation prescribed by Applicable Law (if any) as will permit such payments to be made without withholding or at a reduced rate of withholding Taxes. In addition, Purchaser, if requested by Seller, shall deliver such other documentation prescribed by Applicable Law (if any) or reasonably requested by Seller as will enable Seller to determine whether or not Purchaser is subject to withholding or information reporting requirements. Notwithstanding the foregoing, Purchaser shall not be required to deliver any documentation pursuant to this Section that Purchaser is not legally able to deliver.

(4)	If Purchaser determines, in its sole discretion, acting reasonably, that it has received a refund of any Taxes as to which it has received additional deliveries pursuant to Section 10.2(1) or additional payments pursuant to Section 10.2(2), it shall pay to Seller an amount equal to such refund (but only to the extent of additional deliveries made, or additional amounts paid, by Seller under this Section 10.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Purchaser, as the case may be, and without interest (other than any net after-Tax interest paid by the relevant Governmental Authority with respect to such refund). Seller, upon the request of Purchaser, agrees to repay to Purchaser the amount paid by or to Seller (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if Purchaser is required to repay such refund to such Governmental Authority. This Section 10.2(4) shall not be construed to require Purchaser to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Seller or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

Section 10.3	New Tax Laws

In the event that (i) any new Tax is implemented, (ii) there shall occur any revision in, implementation of, amendment to or interpretation of any existing Tax, (in each of (i) or (ii) that has an adverse effect on any of the Parties or any of their Affiliates in respect of the transactions contemplated by this Agreement), or (iii) either Party shall identify changes to the ownership structure of the Seller Group Entities on the one hand or Purchaser or its Affiliates on the other hand, that will materially enhance the economic benefit they enjoy from this Agreement, then Seller on the one hand, and Purchaser on the other hand, agree that they shall negotiate in good faith with each other to amend this Agreement so that the other Parties and their Affiliates either are no longer adversely affected by any such enactment, revision, implementation, amendment or interpretation, or can achieve the material enhancement to the economic benefit they enjoy from this Agreement, as the case may be; provided that any amendment to this Agreement shall not have any adverse impact on Seller and its Affiliates on the one hand, or Purchaser and its Affiliates on the other hand.

Section 10.4	Interest

(1)	The dollar value of any overdue deliveries from time to time outstanding (such value, for the purposes of calculating interest, to be determined based on the Copper Market Price on the day such deliveries were due hereunder) shall bear interest at rate equal to Base Interest Rate plus 2% per annum taking into account the actual number of days occurring during the period commencing as of the date such deliveries first became past due and ending on the date such deliveries are made and accrued interest is paid in full.

(2)	Without duplicating interest payable in accordance with Section 10.4(1), any dollar amount not paid when due shall bear interest at rate equal to Base Interest Rate plus 2% per annum taking into account the actual number of days occurring during the period commencing as of the date such amount first became past due (which shall be deemed to be the date of termination of this Agreement in the event an amount is owed as a result of Section 9.2(1)(c) and the date any Loss is first suffered or incurred in the event an amount is owed as a result of Section 9.3(1)) and ending on the date such payment and accrued interest are paid in full.

(3)	Interest owing under Section 10.4(1) and Section 10.4(2) shall be immediately payable on demand and be calculated on the basis of a year of 360 days. If unpaid, interest owing under Section 10.4(1) and Section 10.4(2) will be compounded with the overdue amount at the end of each month but will remain immediately due and payable on demand. The rate of interest payable on such late deliveries or payments will change simultaneously with changes in the Base Interest Rate from time to time.

Section 10.5	Set Off

Except as set out in Section 2.2, any Refined Copper or dollar amount not delivered or paid, as the case may be, when due by a Party may be set off by the other Party against any dollar amount or Refined Copper owed to such Party by the other Party. Any amount of Refined Copper set off and withheld by Seller against any non-payment by Purchaser, including any failure to pay for Refined Copper when due in accordance with Section 2.5(2), shall be valued at the Copper Market Price as of the date that such amount of Refined Copper first became payable to Purchaser. Any dollar amount set off and withheld against any Refined Copper shall result in a reduction in an amount of Refined Copper otherwise to be delivered by that number of tonnes equal to the dollar amount set-off divided by the Copper Market Price as of the day such dollar amount first became payable.

Section 10.6	Judgment Currency.

If, for the purpose of obtaining or enforcing judgment against any party in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”) an amount due in another currency (the “Indebtedness Currency”) under this Agreement, that conversion will be made at the rate of exchange, which shall be that at which, in accordance with its normal banking procedures, the non-defaulting party could purchase the Indebtedness Currency with the Judgment Currency on the Business Day immediately preceding the date on which judgment is given (or if received on a day other than a Business Day, on the next succeeding Business Day), or, if permitted by law, on the day on which the judgment is paid or satisfied (the “Rate of Exchange”). If, as a result of a change in the Rate of Exchange between the date of judgment and the date of actual payment, the conversion of the Judgment Currency into Indebtedness Currency results in the non-defaulting party receiving less than the full amount of Indebtedness Currency payable to the non-defaulting party, the defaulting party agrees to pay the non-defaulting party an additional amount (and in any event not a lesser amount) as may be necessary to ensure that the amount received is not less than the full amount of Indebtedness Currency payable by the defaulting party on the date of judgment. Any additional amount due under this Section 10.6 will be due as a separate debt, gives rise to a separate cause of action, and will not be affected by judgment obtained for any other sums due under this Agreement.

ARTICLE 11
GENERAL

Section 11.1	Further Assurances

Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

Section 11.2	No Joint Venture

Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, agency relationship, fiduciary relationship, or other partnership relationship between Purchaser and the Seller PSA Entities.

Section 11.3	Governing Law

(1)	This Agreement shall be governed by, and construed in accordance with, the laws of New South Wales, Australia.

(2)	The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

Section 11.4	Costs and Expenses

Seller shall pay (i) all reasonable fees, charges and disbursements of counsel in each applicable jurisdiction incurred by Purchaser in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Copper Stream Documents, the registration and perfection of Security in accordance with this Agreement (including any stamp duty or taxes and any request or demand under the PPSA) and any actual or proposed amendments, modifications or waivers of the provisions of any Copper Stream Document, (ii) all out of pocket costs and expenses incurred by Purchaser, including the fees, charges and disbursements of counsel, in connection with the enforcement of, or preservation of any of its rights under, this Agreement and the other Copper Stream Documents, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the transactions contemplated under the Copper Stream Documents, and (iii) all reasonable out of pocket costs and expenses incurred by Purchaser (solely in its capacity as such), including the fees, charges and disbursements of counsel, in connection with any Change of Control or any other transfer of Equity Interests of, or corporate reorganization involving, any Seller PSA Entity.

Section 11.5	Survival

Without limiting any other provision of this Agreement, the following provisions shall survive termination of this Agreement: Section 4.2, Section 5.2, Section 5.5, Section 7.1, Section 9.2, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 10.1, Section 10.2, Section 10.4, Section 10.5, Section 10.6, Section 11.4 and such other provisions of this Agreement as are required to give effect thereto.

Section 11.6	Notices

(1)	Any notice or other communication (in each case, a “notice”) required or permitted to be given hereunder shall be in writing and shall be delivered by hand, prepaid courier or transmitted by electronic mail transmission (if available) addressed to:

(a)	If to Seller, to:

[***]

Attention: [***]

Email: [***]

(b)	If to MAC Australia, to:

c/o Squire Patton Boggs

Level 21, 300 Murray St.

Perth WA 6000

Attention: Chris Rosario

Email: chris.rosario@squirepb.com

(c)	If to Purchaser, to:

[***]

Attention: [***]

E-mail: [***]

with respect to any notices pursuant to Section 2.4, with a copy by electronic mail to (which shall not constitute notice):

Email: [***]

(2)	Any notice will be deemed to have been given and received:

(a)	if delivered by hand or courier in accordance with Section 11.6(1), then on the day of delivery to the recipient Party if such date is a Business Day and such delivery is received before 4:00 pm at the place of delivery otherwise such notice will be deemed to have been given and received on the first Business Day following the date of delivery; and

(b)	if sent by email transmission in accordance with Section 11.6(1) and successfully transmitted prior to 4:00 pm on a Business Day (recipient Party time), then on that Business Day, and if successfully transmitted after 4:00 pm or if transmitted on a day that is not a Business Day then such notice will be deemed to be given and received on the first Business Day immediately following the date of transmission.

Either Party may change its email or physical address for delivery of notices from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the Party at its changed address.

Section 11.7	Press Releases

The Parties shall jointly plan and co-ordinate, and shall cause their respective Affiliates to jointly plan and co-ordinate, any public notices, press releases, and any other publicity concerning this Agreement and the transactions contemplated by this Agreement unless a Party (or its Affiliate) is required to make such disclosure pursuant to Applicable Law in circumstances where prior consultation with the other Party is not practicable. To the extent reasonably practicable, a copy of such disclosure shall be provided to the other Party at such time as it is made publicly available.

Section 11.8	Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of Seller and Purchaser, and the other Seller PSA Entities shall be deemed to have consented to any change, amendment or modification to any provision of this Agreement so agreed to by Seller and Purchaser.

Section 11.9	Beneficiaries

This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and, except as expressly contemplated herein, nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

Section 11.10	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto.

Section 11.11	Waivers

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

Section 11.12	Assignment

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns. The Seller PSA Entities shall not Transfer all or any part of this Agreement without the prior written consent of Purchaser. Purchaser shall be entitled at any time and from time to time to Transfer all or any part of this Agreement without the prior written consent of the other Parties. Purchaser shall be entitled at any time and from time to time to grant or allow to exist an Encumbrance in respect of this Agreement in favour of its lenders. Notwithstanding the foregoing, this Agreement may not be transferred in whole or in part to a Sanctioned Person.

Section 11.13	Invalidity and Unenforceability

If a provision of this Agreement is wholly or partially invalid or unenforceable in a jurisdiction:

(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	that fact does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions.

It is hereby declared to be the intention of the Parties that this Agreement would have been executed without reference to any portion which may, for any reason, hereafter be declared or held invalid.

Section 11.14	PPSA Provisions

(1)	Where Purchaser has a security interest (as defined in the PPSA) under any Copper Stream Document, to the extent the law permits:

(a)	for the purposes of sections 115(1) and 115(7) of the PPSA:

(i)	Purchaser need not comply with section 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the PPSA; and

(ii)	sections 142 and 143 of the PPSA are excluded;

(b)	for the purposes of section 115(7) of the PPSA, Purchaser need not comply with sections 132 and 137(3);

(c)	each Party waives its right to receive from Purchaser any notice required under the PPSA (including a notice of a verification statement);

(d)	if Purchaser exercises a right, power or remedy in connection with that security interest, that exercise is taken not to be an exercise of a right, power or remedy under the PPSA unless Purchaser states otherwise at the time of exercise. However, this Section 11.14 does not apply to a right, power or remedy which can only be exercised under the PPSA; and

(e)	if the PPSA is amended to permit the Parties to agree not to comply with or to exclude other provisions of the PPSA, Purchaser may notify the Seller PSA Entities that any of these provisions is excluded, or that Purchaser need not comply with any of these provisions.

This does not affect any rights a person has or would have other than by reason of the PPSA and applies despite any other section in any Copper Stream Document.

(2)	Whenever Purchaser requests a Seller PSA Entity to do anything:

(a)	to ensure any security interest (as defined in the PPSA) arising pursuant to a Copper Stream Document or other Encumbrance created under any Copper Stream Document is fully effective, enforceable and perfected with the contemplated priority;

(b)	for more satisfactorily assuring or securing to Purchaser the property the subject of any such security interest or other Encumbrance in a manner consistent with the Copper Stream Documents; or

(c)	for aiding the exercise of any power in respect of any such security interest or other Encumbrance in any Copper Stream Document,

the Seller PSA Entity shall do it promptly at its own cost. This may include obtaining consents, signing documents, getting documents completed and signed and supplying information, delivering documents and evidence of title and executed blank transfers, or otherwise giving possession or control with respect to any property the subject of any security interest or Encumbrance.

Section 11.15	Counterparts

This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. delivery of an executed counterpart of a signature page to this Agreement by electronic means shall be as effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first written above.

OSISKO BERMUDA LIMITED

Per:	/s/ Michael Spencer
Name: Michael Spencer
Title: Managing Director

METALS ACQUISITION LIMITED

Per:	/s/ Mick McMullen
Name: Mick McMullen
Title: Chief Executive Officer

METALS ACQUISITION CORP

Per:	/s/ Jaco Crouse
Name: Jaco Crouse
Title: Chief Financial Officer

Executed by Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758) in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Mick McMullen	/s/ Jaco Crouse
Signature of director	Signature of company secretary/director

Mick McMullen	Jaco Crouse
Full name of director who states that they are a director of Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758)	Full name of company secretary/director who states that they are a company secretary/director of Metals Acquisition Corp. (Australia) Pty Ltd (ACN 657 799 758)